Exhibit 2.2

SALE AND PURCHASE AGREEMENT

BY AND AMONG

CABELA’S INCORPORATED,

WORLD’S FOREMOST BANK

AND

CAPITAL ONE, NATIONAL ASSOCIATION

Dated as of October 3, 2016

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS

1.1	Definitions	2
1.2	Construction	14

	ARTICLE II

	PURCHASE AND SALE OF ACQUIRED ASSETS

2.1	Acquired Assets; Excluded Assets	15
2.2	Assumed Liabilities; Retained Liabilities	18
2.3	Estimated Purchase Price	19
2.4	Allocation of Purchase Price	19
2.5	Restricted Assignments	19
2.6	Wrong Pocket Assets	19
2.7	True Sale	20

	ARTICLE III

	THE CLOSING

3.1	The Closing	20
3.2	Closing Deliverables	20
3.3	Valuation Statement	21
3.4	Payments on the Closing Date	22
3.5	Valuation Statement	22
3.6	Final Purchase Price	22
3.7	Power of Attorney	22
3.8	Dispute Resolution	22

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Parent and Seller	24
4.2	Representations and Warranties of Purchaser	35

	ARTICLE V

	CERTAIN COVENANTS

5.1	Mutual Covenants and Agreements	39

i

5.2	Certain Covenants of Parent and Seller	45
5.3	Certain Covenants of Purchaser	49
5.4	Delivery of Accountholder Master Files	49
5.5	Transition Team	50
5.6	Compliance with FDIC Letter	50
5.7	Employees	50
5.8	No Solicitation of Alternative Transactions	54
5.9	Third-Party Consents	55
5.10	Certain Transition Matters regarding Activities Performed by Seller Before Closing Date	55
5.11	Further Assurances	55
5.12	Transitional Servicing Agreement	55
5.13	Lincoln Lease Agreement	56
5.14	Certain Cooperation	56

	ARTICLE VI

	CONDITIONS OF CLOSING

6.1	Conditions Applicable to Purchaser	56
6.2	Conditions Applicable to Seller and Parent	57

	ARTICLE VII

	INDEMNIFICATION

7.1	Parent’s Indemnification Obligations	58
7.2	Purchaser’s Indemnification Obligations	59
7.3	Definition of Losses	59
7.4	Tax Consequences of Indemnification	60
7.5	Other Indemnification Provisions	60
7.6	Exclusive Remedy	63

	ARTICLE VIII

	TERMINATION

8.1	Termination	63
8.2	Effect of Termination	64
8.3	Termination Fee	64

	ARTICLE IX

	MISCELLANEOUS

9.1	Notices	65
9.2	Assignment	66
9.3	Entire Agreement	67

ii

9.4	Amendments and Waivers	67
9.5	Expenses	67
9.6	Counterparts	67
9.7	Governing Law; Jurisdiction	67
9.8	Severability	68
9.9	Specific Enforcement	69
9.10	No Joint Venture	69
9.11	No Third-Party Rights	69
9.12	Disclosure Schedules	69
9.13	Merger Agreement	70
9.14	Non-Recourse	70

EXHIBITS

Exhibit A	Valuation Statement

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Form of FIRPTA Certificate

Exhibit D	Securitization Transfer Agreement

Exhibit E	Transitional Servicing Agreement Principles

iii

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is made and entered into as of the 3rd day of October, 2016 by and among Cabela’s Incorporated, a Delaware corporation (“Parent”), World’s Foremost Bank, a Nebraska banking corporation (“Seller”), and Capital One, National Association, a national banking association (“Purchaser”).

WITNESSETH

WHEREAS, Purchaser establishes programs to extend credit via co-branded credit cards to qualified customers for the purchase of goods and services;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) Parent is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Parent, Bass Pro Group, LLC, a Delaware limited liability company (“Retail Buyer”), and Prairie Merger Sub, Inc., a Delaware corporation, and (b) Parent and Purchaser are entering into that certain Program Agreement (the “Program Agreement”), dated as of the date hereof;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller wishes to sell, convey, assign and transfer to Purchaser, and Purchaser wishes to acquire and assume from Seller, the Acquired Assets and the Assumed Liabilities (each as defined below);

WHEREAS, the Cabela’s Master Credit Card Trust (“Master Trust”) was formed pursuant to that certain Third Amended and Restated Pooling and Servicing Agreement, dated as of June 14, 2016, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement (including all series supplements thereto, the “Pooling and Servicing Agreement”), by and among WFB Funding, LLC, a Nebraska limited liability company, as transferor (“WFB Funding”), Seller, as servicer, and U.S. Bank National Association, a national banking association, as trustee;

WHEREAS, the Cabela’s Credit Card Master Note Trust (“Trust”) was organized under the laws of Delaware as a statutory trust pursuant to that certain Trust Agreement, dated as of April 13, 2004, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement (the “Trust Agreement”), by and between WFB Funding, as transferor, and Wachovia Bank of Delaware, National Association, as owner trustee;

WHEREAS, WFB Funding, as transferor, Seller, as servicer, and U.S. Bank National Association, as trustee, have entered into a Series 2004-1 Supplement to the Pooling and Servicing Agreement, dated as of April 14, 2004, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement (the “Series 2004-1 Supplement”), and issued the Series 2004-1 Certificate (the “Collateral Certificate”);

WHEREAS, WFB Funding conveyed and pledged to the Trust all of its right, title and interest in and to the Collateral Certificate pursuant to that certain Transfer and Administration Agreement, dated as of April 14, 2004, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement (the “Transfer and Administration Agreement”), by and among the Trust, as issuer, the Seller, as administrator and servicer, WFB Funding, as transferor, and U.S. Bank National Association, as indenture trustee; and

WHEREAS, the Trust entered into a Second Amended and Restated Master Indenture, dated as of June 14, 2016, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement (including all indenture supplements thereto, the “Indenture”), by and among the Trust, as issuer, Seller, as servicer, and U.S. Bank National Association, as indenture trustee, to provide for the issuance of its secured notes (the “Notes”) from time to time pursuant to one or more indenture supplements.

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise specifically indicated, the following terms shall have the meanings specified herein.

“6050W Reporting Rules” has the meaning specified in Section 5.1(d)(x).

“Account” means, without duplication, each Co-Branded Account existing as of the Closing and each Charged Off Account.

“Account Documentation” means, with respect to an Account, any and all documentation relating to that Account, including all Card Applications, Credit Card Agreements, Credit Cards, billing statements related to such Accounts, checks or other forms of payment with respect to an Account, credit bureau reports (to the extent not prohibited from transfer by applicable Law), adverse action notices, change in terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, whether tangible or intangible, including information relating or pertaining to any of the foregoing to the extent related to the Program; provided, however, that Account Documentation shall not include (i) Solicitation Materials, or (ii) Parent register tapes and electronic journals, invoices, sales or shipping slips, delivery and other receipts or other indicia of the sale of Goods and Services.

“Accountants” has the meaning specified in Section 3.8(b).

“Accountholder” means any Person (i) in whose name an Account, in connection with which the Credit Card may be used, is established, (ii) to whom a Credit Card has otherwise been issued pursuant to a Cardholder Agreement, whether or not the name under which an Account was established or (iii) who is or may become an obligor on the Account, including any guarantor, co-signor or surety.

“Accountholder Indebtedness” means, without duplication: (a) all amounts charged and owing by Accountholders with respect to an Account, including principal balances and finance charges, whether billed or accrued, billed late fees and other similar billed fees; plus (b) any and all Accrued Interest on such Account; less (c) the amount of any payments received, any credit balance owed to Accountholders, including any credits associated with returns of Goods and Services and similar credits and adjustments on such Account, whether or not billed or posted.

“Accountholder List” means any list in electronic form that identifies or provides a means of differentiating Accountholders, including any such electronic listing that includes the names, addresses, email addresses (as available), telephone numbers or social security numbers of any of the Accountholders.

“Accountholder Master File” means the account file or files of the system of record (commonly known as a master file) set forth on Schedule 1.1(a) and that are maintained by or on behalf of Seller or an Affiliate of Seller with respect to the Accounts, in standard format.

“Accrued Interest” means, with respect to each Account any and all accrued but unbilled interest and fees assessed with respect to such Account as of the Cut-Off Time in accordance with the terms of the applicable Credit Card Agreements.

“Acquired Assets” has the meaning specified in Section 2.1(a).

“Acquired Entities” means WFB Funding Corp. and WFB Funding.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned Person.

“Agreement” has the meaning specified in the preamble hereof.

“Allocation Statement” has the meaning specified in Section 2.4.

“Ancillary Agreements” means the Program Agreement, the Transitional Servicing Agreement and the Lincoln Lease Agreement

“Assignment and Assumption Agreement” has the meaning specified in Section 3.2(a)(ii).

“Assumed Change of Control Agreements” has the meaning specified in Section 5.7(c).

“Assumed Contracts” shall mean the Contracts listed on Schedule 1.1(b), the Contracts acquired by Purchaser from Seller pursuant to Section 2.1(c) and the Assumed Change of Control Agreements.

“Assumed Liabilities” has the meaning specified in Section 2.2(a).

“Banking Entity” means any of Seller, WFB Funding Corp. or WFB Funding.

“Bankruptcy and Equity Exception” has the meaning specified in Section 4.1(b).

“Bidder Agreements” has the meaning specified in Section 5.8(b).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Lincoln, Nebraska, or New York, New York.

“Business Employee” means any individual who is set forth on Section 4.1(p)(vii) of the Seller Disclosure Schedule and is designated as a Business Employee in accordance with Schedule 4.1; provided, however, that Seller may, subject to Section 5.7(k), supplement the list of individuals designated as Business Employees prior to the Closing Date to reflect the termination of employment and subsequent replacement of any individual designated as a Business Employee in accordance with Schedule 4.1.

“Business Plan” means each Employee Plan that is (or is required to be) sponsored, maintained or contributed to by Parent or any of its Affiliates, or with respect to which Parent or any of its Affiliates is a party or obligor, and in which any employee who provides services to the Banking Entities participates, is eligible to participate or is eligible to receive any employee benefit or compensation thereunder.

“Card Application” means the signed original or conformed copy (e.g., microfilm/microfiche) application, or in the case where any application was made by telephone or via the Internet, the telesales representative’s documentation or the electronically submitted application, as applicable, whereby a Person applied for a Credit Card.

“Change of Control Agreement” means the Key Employee Change of Control Severance Agreement entered into between Seller or Parent and any of the Business Employees.

“Charge-Off Policies” has the meaning specified in Section 4.1(g)(ii).

“Charged Off Account” means any account which would have constituted a Co-Branded Account and which has been charged off by Seller as of the Cut-Off Time in accordance with the Charge-Off Policies.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Co-Branded Account” means an Account linked to a Co-Branded Credit Card usable for the purpose of financing purchases (and all fees and charges relating thereto) of goods and services and for financing any other charges that may be made using a Co-Branded Credit Card pursuant to the terms of the related Credit Card Agreement, and which may be used where credit cards that bear a trademark, tradename, service mark, logo or other proprietary designation of a Payment Network are accepted.

“Co-Branded Credit Card” means a Credit Card that (a) bears a Parent Licensed Mark and (b) bears a trademark, tradename, service mark, logo or other proprietary designation of a Payment Network, unless otherwise waived by the Payment Network.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Comparable Job Requirements” means the following terms of employment, which shall apply in respect of each Transferred Employee (while employed by Purchaser or any of its Affiliates) on and through the first anniversary of the Closing Date: (i) an annual rate of base salary or annual base wage rate no less than the annual rate of base salary or annual wage rate in effect immediately prior to Closing, (ii) total annual cash compensation eligibility that is no less favorable than the total annual cash compensation eligibility provided to such Transferred Employee immediately prior to the Closing, (iii) long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Purchaser or its Affiliates under Purchaser’s or its Affiliate’s long-term incentive plans and programs, (iv) severance benefits that are no less favorable than those provided to similarly situated employees of Purchaser or its Affiliates under Purchaser’s or its Affiliate’s severance plans and programs, and (v) other compensation and benefits, including employee retirement and welfare benefits and paid time off, that are no less favorable in the aggregate than those made available to similarly situated employees of Purchaser or its Affiliates under Purchaser’s or its Affiliate’s compensation and benefit plans and programs.

“Collateral Certificate” has the meaning specified in the Recitals.

“Company Termination Fee” has the meaning specified in the Merger Agreement.

“Competing Proposal” has the meaning specified in the Merger Agreement.

“Competing Proposal Information” has the meaning specified in the Merger Agreement.

“Confidentiality Agreement” shall mean, collectively, the letter agreement, dated as of December 22, 2015, between Parent and Capital One Services, LLC, and the letter agreement, dated as of June 28, 2016, between Parent and Capital One Services, LLC.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Contract” shall mean with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and or subject.

“Conversion” shall mean the transfer of the Accounts and Account records, including the Account Documentation, the Accountholder Master Files and the Accountholder List, from Seller’s or its Affiliate’s processing system to Purchaser’s or its Affiliate’s processing system.

“Credit Card” shall mean the plastic card or other device or method, including any temporary card, tokenized payment credentials, or mobile wallet, which card, device or method corresponds to an Account established under the Program.

“Credit Card Agreement” means each form of credit card agreement between Seller and an Accountholder, including credit card agreements assigned to Seller pursuant to any purchase agreement, governing the use of an Account, together with any amendments, modifications, supplements, notices, disclosures, exhibits, annexes or attachments which now or hereafter may be made to or in connection with such Credit Card Agreement (and any replacement of such agreement).

“Cut-Off Time” means the time when the processing of the Accounts by Seller, its Affiliates and/or their respective contractors for the day immediately preceding the Closing Date has been completed.

“De Minimis Claim Amount” has the meaning specified in Section 7.5(c)(i).

“Deductible Amount” has the meaning specified in Section 7.5(c)(i).

“Delayed Employee” has the meaning specified in Section 5.7(k).

“Employee Plan” means any “employee benefit plan” (as such term is defined in §3(3) of ERISA) and any other employee benefit or compensation plan, program, agreement, policy or arrangement, including each bonus, profit-sharing, non-solicitation, non-competition, non-confidentiality, employment, consulting, pension, retirement, retiree medical, profit-sharing, thrift, savings, retention, deferred compensation, compensation, incentive, equity-based, change in control, severance, welfare, benefit, perquisite, Tax gross-up, vacation, retirement, leave of absence, life or accident (including any voluntary employee benefits association (as defined in § 501(c)(9) of the Code) and similar plan, program, agreement, policy or arrangement, whether or not terminated, whether or not in writing or oral and whether or not subject to ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“Estimated Purchase Price” has the meaning specified in Section 2.3.

“Excluded Assets” has the meaning specified in Section 2.1(b).

“FDIC” has the meaning specified in Section 5.6.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves (or as determined in such other mutually acceptable manner as the parties agree if The Wall Street Journal is no longer reporting such rate) traded among commercial banks for overnight use in amounts of one million dollars or more, as published in the most recent Friday edition prior to any required payment or settlement date.

“Final Purchase Price” has the meaning specified in Section 3.6(a).

“Financial Statements” has the meaning specified in Section 4.1(o).

“GAAP” means generally accepted accounting principles in the United States.

“Goods and Services” means the products and services sold by or through Company Channels (as defined in the Program Agreement).

“Governmental Authority” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning specified in Section 7.5(a).

“Indemnifying Party” has the meaning specified in Section 7.5(a).

“Indenture” has the meaning specified in the Recitals.

“Information” has the meaning specified in Section 5.1(g).

“Knowledge of Purchaser” or any similar formulation means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Knowledge of Seller” or any similar formulation means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(d).

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Authority.

“Lincoln Lease Agreement” means the lease between Parent and Purchaser (or their respective Affiliates) providing for the occupancy and use as it is currently occupied and used by Seller of the real property located at 4800 NW 1st Street in Lincoln, Nebraska, on the terms set forth on Schedule 1.1(g) and otherwise on other terms to be mutually agreed between Parent and Purchaser in good faith prior to the Closing, whether as a “Service” under the Transitional Servicing Agreement or otherwise.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, pledge, hypothecation, preference, participation interest, priority or other security agreement, preferential arrangement, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law or otherwise.

“Losses” has the meaning specified in Section 7.3(a).

“Master Trust” has the meaning specified in the Recitals.

“Material Adverse Effect” means any event, fact, circumstance, development, occurrence, change or effect (each, an “Effect”) that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Acquired Assets, the Assumed Liabilities and the Program, taken as a whole, or (ii) the ability of Parent or Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, in the case of the foregoing clause (i), any Effect to the extent arising out of or resulting from the following shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated hereby, in each case, including by reason of the identity of Purchaser as the purchaser of the Acquired Assets, the Assumed Liabilities or the Program, including the impact thereof on any relationships with the existing customers, Accountholders, suppliers, vendors, business partners or employees of Seller; (b) any change after the date hereof in the economy or the financial, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates or any changes therein, or any change after the date hereof in any business or industries in which Parent or any of its subsidiaries operates; (c) the suspension of trading in securities generally on the New York Stock Exchange; (d) any change after the date hereof in any applicable Law or GAAP or other applicable accounting rules or authoritative interpretation of any of the foregoing; (e) any action taken by the Seller or any of its Affiliates that is expressly required by this Agreement; (f) the commencement or escalation of any war, armed hostilities or acts of terrorism; (g) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (h) any changes in any analyst’s recommendations or ratings with respect to the Seller or any of its Affiliates or any failure of Seller or any of its Affiliates to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (h) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i)) from being taken into account in determining whether a Material Adverse Effect has occurred), provided, that this clause (h) shall not be construed as implying that Seller is making any representation or warranty with respect to any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any future period except to the extent otherwise provided herein; or (i) any actions or claims made or brought by any of the current or former stockholders, equityholders or securityholders of Parent (or on their behalf or on behalf of Parent, but in any event only in their capacities as current or former stockholders, equityholders or securityholders) challenging the transactions contemplated by this Agreement or the Merger Agreement; except to the extent any such Effect arising out of or resulting from clauses (b), (c), (d), (f) or (g) is disproportionately adverse to the Acquired Assets, the Assumed Liabilities and the Program, taken as a whole, as compared to other similar co-branded credit card programs.

“Materially Burdensome Condition” has the meaning specified in Section 5.1(a).

“Merger” means the merger of Parent with and into Retail Buyer pursuant to the Merger Agreement.

“Merger Agreement” has the meaning specified in the Recitals.

“Notes” has the meaning specified in the Recitals.

“Ordinary Course Liabilities” means obligations of the Seller with respect to Accounts as of the Cut-Off Time arising in the ordinary course of Account management, including liabilities for ordinary course billing errors, ordinary course disputes (including write-offs, credit adjustments or balance waivers in connection with ordinary-course collections actions with respect to individual Accountholders), ordinary course customer service adjustments, ordinary course redebits for returned payments, and similar ordinary course adjustments with respect to transactions that occurred at or before the Cut-Off Time, in each case to the extent such obligations or adjustments are taken into account in the determination of the Program economics pursuant to Schedule 9.1 of the Program Agreement.

“Ordinary Course Modifications” shall mean individual modifications under the Servicemembers Civil Relief Act, consumer credit counseling agreements, forbearance arrangements, modifications resulting from reviews performed pursuant to 12 CFR § 1026.59 and any other modifications in the ordinary course of business consistent with past practice on an individual Account basis to the extent undertaken in accordance with Seller’s Policies and Procedures.

“Outside Date” has the meaning specified in Section 8.1(c).

“Parent” has the meaning specified in the first paragraph hereof.

“Parent Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Parent or its Affiliates, including those listed on Schedule 1.1(e).

“Parent Mark” means any Trademark that is owned by Parent, Seller or any of their respective Affiliates or is licensed to Parent, Seller or any of their respective Affiliates by a third party, including the Parent Licensed Marks.

“Payment Network” means Visa or MasterCard.

“Permitted Liens” shall mean (a) statutory Liens for current Taxes or other governmental charges or levies not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or any Affiliate thereof, as the case may be, or pledges, deposits or other Liens securing the performance of statutory obligations in respect of workers’ compensation, unemployment insurance or other social security legislation, (c) Liens created under any Securitization Documents made available to Purchaser prior to the date hereof or entered into after the date hereof as permitted by the terms hereof, (d) any restrictions, limitations or conditions contained in the Assumed Contracts made available to Purchaser prior to the date hereof, and (e) any other Liens affecting the Acquired Assets which, individually or in the aggregate, do not materially detract from the value of an Acquired Asset or impede the ownership, operation or use of such Acquired Assets, in any material respect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Pooling and Servicing Agreement” has the meaning specified in the Recitals.

“Post-Closing Tax Period” means any Tax period beginning after the Cut-Off Time and the portion of any Straddle Period beginning after the Cut-Off Time.

“Pre-Closing Tax Period” means any Tax period ending on or before the Cut-Off Time and the portion of any Straddle Period ending at the Cut-Off Time.

“Program” means the credit card program operated by Parent, using Seller as the issuer, prior to the Closing.

“Program Agreement” has the meaning specified in the Recitals.

“Purchase Price” means an amount in cash equal to the result of the following formula:

A The total of all Accountholder Indebtedness related to the Accounts (other than Charged-Off Accounts) as of the Cut-Off Time and transferred at the Closing; plus

B The total of all cash and cash equivalents held in bank accounts owned by the Trust or the Master Trust, including such bank accounts in the name of U.S. Bank National Association as trustee for the Master Trust or as Indenture Trustee; plus

C The sum of the aggregate book values, as of the Cut-Off Time, of the assets set forth on Schedule 2.1(a) transferred at the Closing; minus

D The total amount of unpaid principal and accrued but unpaid interest (net of prepaid interest) of the outstanding Notes (other than Notes held by Seller) transferred at the Closing; minus

E The total notional amount and accrued but unpaid interest (net of prepaid interest) of the deposits of Seller and all obligations related to the deposits of Seller, as of the Cut-Off Time, transferred at the Closing; minus

F The sum of the aggregate book values, as of the Cut-Off Time, of the Assumed Liabilities not included in Items D and E above and transferred at the Closing, including such Assumed Liabilities set forth on Schedule 2.2(a);

provided, in each case, that the Purchase Price shall not include any amount in respect of any asset or liability that is not transferred to or assumed by Purchaser at the Closing.

“Purchaser” has the meaning specified in the preamble hereof.

“Purchaser 401(k) Plan” has the meaning specified in Section 5.7(g).

“Purchaser Designated Transition Team Member” has the meaning specified in Section 5.5.

“Purchaser Required Approvals” has the meaning specified in Section 4.2(c).

“Receivables” means any amount owing by an obligor under an Account including, without limitation, amounts owing for the payment of goods and services, cash advances, access checks, annual membership fees, cash advance fees, periodic finance charges, late fees and credit insurance premiums.

“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of June 14, 2016, between Seller and WFB Funding.

“Related Assets” has the meaning specified in the Receivables Purchase Agreement.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Retained Liabilities” means all liabilities and obligations of Seller and its Affiliates (including those Liabilities of the Acquired Entities that are not Assumed Liabilities) other than the Assumed Liabilities, including (i) those liabilities to the extent arising from or related to Seller failing to have performed, complied with or satisfied prior to Closing any obligations of Seller with respect to the Acquired Assets or the Program under applicable Law or pursuant to contractual obligation, in each case to the extent required to have been performed, complied with or satisfied prior to the Closing, (ii) those liabilities arising out of or relating to the items described on Schedule 1.1(f), but shall exclude credit balances to the extent applied in calculating the Accountholder Indebtedness and (iii) those liabilities retained by Seller pursuant to Section 5.7.

“Sample Valuation Statement” means the sample valuation statement in the form attached hereto as Exhibit A, which has been prepared using the same accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements, which contains a sample computation of the Estimated Purchase Price in accordance with Section 2.3, determined as of June 30, 2016.

“Securitization Account” means each Account that is designated as an “Account” under the Pooling and Servicing Agreement as of the Closing Date.

“Securitization Assets” means the collective reference to (a) all of Seller’s interest in the membership interests of WFB Funding, (b) all of the outstanding capital stock of WFB Funding Corp, (c) all Class B, Class C and Class D Notes of each Series of the Trust’s Notes held by Seller and listed on Schedule 1.1(h) hereto (other than any such notes that have been repaid in full and are no longer outstanding as of the Closing Date), (d) the Subordinated Note issued by WFB Funding to Seller pursuant to the Receivables Purchase Agreement and (e) all rights of Seller under any Securitization Document, in each case, to the extent certificated, including any such certificate, note or other physical evidence of such asset duly executed and authenticated and reflecting Purchaser as the owner of record as of the Closing Date.

“Securitization Assignment and Assumption” means the assignment by Seller to the Purchaser of Seller’s rights and interests in or relating to, and the assumption by the Purchaser of the Seller’s obligations under or relating to, the Securitization Documents.

“Securitization Documents” means the Receivables Purchase Agreement, the Pooling and Servicing Agreement and each other document designated as such on Schedule 1.1(h).

“Securitization Receivables” means, as of any date, all right, title and interest in and to the Receivables arising from time to time in the Securitization Accounts and Related Assets with respect thereto.

“Securitization Transfer Agreement” means the Securitization Transfer Agreement in the form attached hereto as Exhibit D to effect the Securitization Assignment and Assumption.

“Seller” has the meaning specified in the first paragraph hereof.

“Seller Designated Transition Team Member” has the meaning specified in Section 5.5.

“Seller Disclosure Schedule” means the disclosure schedules delivered to Purchaser by Seller concurrently with the execution of this Agreement and forming part of this Agreement.

“Seller Required Approvals” has the meaning specified in Section 4.1(c).

“Seller’s Policies and Procedures” means Seller’s (a) policies and operating procedures, including the Charge-Off Policies, and (b) practices, which are (i) to the extent such practices are covered thereby, in compliance with such policies and procedures or (ii) to the extent such practices are not covered thereby, not inconsistent with such policies and procedures, all as such policies, procedures, practices and guidelines existed as of the applicable date through the date hereof or as are amended hereafter in compliance with this Agreement.

“Series 2004-1 Supplement” has the meaning specified in the Recitals.

“Solicitation Materials” means documentation, materials, artwork, copy, trademarks (excluding Parent Licensed Marks), copyrights and any protectable items, in any format or media (including television and radio), used to promote or identify the Program to Accountholders and potential Accountholders, including direct mail solicitation materials and coupons.

“Straddle Period” means any Tax period that begins on or before the Cut-Off Time and ends after the Cut-Off Time.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, property, production, sales, use, license, excise, franchise, employment, escheat, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, additional tax or additional amount imposed by any Governmental Authority.

“Tax Claim” has the meaning specified in Section 7.5(a)(ii).

“Termination Fee” has the meaning specified in Section 8.3(a).

“Third-Party Claim” has the meaning specified in Section 7.5(a).

“Third-Party Consents” has the meaning specified in Section 4.1(c).

“Trademark” means a trademark, trade name, service mark, logo, trade dress, internet domain name, corporate name or other source indicator or proprietary designation.

“Transfer and Administration Agreement” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 5.1(d)(iv).

“Transferred Employee” has the meaning specified in Section 5.7(a).

“Transition Team” has the meaning specified in Section 5.5.

“Transitional Servicing Agreement” means the Transitional Services Agreement entered into between Parent and Purchaser that incorporates the Transitional Servicing Agreement Principles.

“Transitional Servicing Agreement Principles” means the principles set forth in Exhibit E.

“Trust” has the meaning specified in the Recitals.

“Trust Agreement” has the meaning specified in the Recitals.

“Valuation Date” means the date that is five (5) Business Days before the Closing Date or such other date as mutually agreed upon by the parties.

“Valuation Statement” means a statement, prepared using the same accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements, which contains Seller’s computation of the Estimated Purchase Price in accordance with Section 2.3, determined as of the Valuation Date, and prepared in accordance with the Sample Valuation Statement attached hereto as Exhibit A.

“WARN Act” means the Worker, Adjustment, Retraining and Notification Act.

“WFB Funding” has the meaning specified in the Recitals.

“WFB Funding Corp.” means WFB Funding Corporation, a Nebraska corporation.

1.2 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. As each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting and revision, the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “days”, “months”, and “years” shall mean calendar days, months and years unless otherwise specified. Accounting terms not otherwise defined shall be construed in accordance with United States generally accepted accounting principles. Unless otherwise defined herein, terms used herein which are defined in the Uniform Commercial Code in effect in the State of Nebraska are used herein as defined therein. Terms other than those defined within this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the applicable industry and business contexts shall be interpreted in accordance with their generally known meanings in those industries or other business contexts. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 Acquired Assets; Excluded Assets.

(a) At the Closing, subject to the terms and conditions hereof, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign and transfer to Purchaser, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the following assets existing as of the Cut-Off Time (collectively, the “Acquired Assets”): (i) the Accounts; (ii) the Accountholder Indebtedness (other than the Securitization Receivables); (iii) the Account Documentation; (iv) the Accountholder Master Files and the Accountholder List; (v) the rights under the Credit Card Agreements; (vi) the Securitization Assets; (vii) all books and records of Seller to the extent relating to the Acquired Assets or the Assumed Liabilities; (viii) the Assumed Contracts; (ix) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller or any of the Acquired Entities to the extent related to the Assumed Liabilities or Acquired Assets, whether arising by way of counterclaim or otherwise; (x) all interchange income and fees earned on or after the Cut-Off Time with respect to the Accounts; (xi) all guaranties, warranties, credits, rights of set off, indemnities and similar rights in favor of Seller or any of the Acquired Entities to the extent related to any Acquired Asset or any Assumed Liability and (xii) the assets, if any, identified on Schedule 2.1(a).

(b)

(i) On and after the Closing Date, the Purchaser shall be the sole and exclusive owner of the Accounts and the other Acquired Assets, and shall have all rights, powers, and privileges with respect thereto as such owner (subject, in all cases, to any contractual restrictions in the Securitization Documents). For the avoidance of doubt, Purchaser expressly understands and agrees that, except as set forth in Section 2.1(a), Purchaser is not acquiring from Seller or any of its Affiliates, and Seller and its Affiliates shall retain ownership of all right, title and interest in, to and under, any other right, property or asset of Seller or any of its Affiliates (collectively, the “Excluded Assets”), including:

(A) cash, cash equivalents and investment securities of the Seller or any of its Affiliates;

(B) the rights and obligations arising in relation to any of the insurance policies maintained by or for the benefit of Seller, including the benefit of any insurance policy covering, or of any insurance claim, in each case, to the extent relating to the Retained Liabilities;

(C) intellectual property rights of Seller or any of its Affiliates other than rights to the Cardholder List or the Master File and other than any intellectual property rights explicitly licensed or otherwise granted to the Purchaser under any Ancillary Agreement;

(D) assets of the Seller or any of its Affiliates sold or otherwise disposed of, or otherwise becoming no longer a part of the Acquired Assets, without violation of this Agreement during the period prior to the Closing Date;

(E) assets relating to the Seller’s employee benefit agreements, plans or other arrangements;

(F) rights, claims, credits, causes of action, or rights of set-off against third parties not relating principally to the Acquired Assets or which relate principally to an Excluded Liability;

(G) all licenses, permits or other authorizations of any Governmental Authorities held or used by the Seller;

(H) interests in real property (other than any leases of real property pursuant to any Ancillary Agreement);

(I) any personal property of the Seller;

(J) all right, title and interest of the Seller in and to any and all other assets and properties, of any kind whatsoever, that are not primarily used in connection with the Acquired Assets and Assumed Liabilities as of the Closing Date;

(K) any customer data relating to customers of Parent or its Affiliates other than in their capacity as Accountholders (whether or not a portion thereof is duplicated in the Account Documentation or Account Master File);

(L) any gift card, debit card, or other stored-value card, and any program related thereto; and

(M) prepaid Taxes, Tax payments due from any of the Seller’s Affiliates, and entitlements to refunds, credits, offsets or other benefits for overpayment of Taxes relating to any Pre-Closing Tax Period.

(ii) All purchases and cash advances in connection with the Accounts and the Accountholder Indebtedness related to such Accounts outstanding as of the Closing Date or thereafter effected shall create the relationship of debtor and creditor between the Accountholder and the Purchaser, respectively. Seller acknowledges and agrees that, following the Closing Date, (A) except as set forth in the Program Agreement or any Ancillary Agreement, it shall have no right, title or interest in or to, any of the Accounts or the Account Documentation related to such Accounts or any proceeds of the foregoing, and (B) Purchaser shall extend credit directly to Accountholders.

(iii) Except as expressly provided in the Program Agreement or any Ancillary Agreement, the Purchaser shall be entitled to (A) receive all payments made by Accountholders on Accounts, and (B) retain for its account all Account Indebtedness related to Accounts and such other fees and income authorized by the Account Documentation and collected by the Purchaser with respect to the Accounts and the Account Indebtedness related to such Accounts.

(c) Subject to the terms and conditions hereof and the Transitional Services Agreement, in respect of each asset, service or other item described on Schedule 2.1(c), (i) at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign and transfer to Purchaser, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the applicable asset or other item, as of the Cut-Off Time, and the applicable assets or other items shall constitute an Acquired Asset for all purposes hereunder, or (ii) from and after the Closing, Parent shall provide or cause to be provided to Purchaser the applicable services that provide Purchaser the full benefits and use in respect of such asset, service or item, as a “Service” under the Transitional Servicing Agreement, on the terms and subject to the conditions set forth therein, including the same pricing terms and Service

Standards (as defined therein) as applicable to other similar Services thereunder; provided that Parent shall not be required to provide any such services if doing so would violate any applicable Laws or require Parent or any of its Affiliates to maintain its bank charter or otherwise be licensed with any Governmental Authority. Subject to the terms and conditions hereof and the principles set forth in the Transitional Services Agreement, the Parties will cause the Transition Team to cooperate in good faith to agree to the treatment of each asset, service or other item specified on Schedule 2.1(c) either in accordance with clause (i) or clause (ii) of the foregoing sentence within twenty (20) days after the date hereof.

2.2 Assumed Liabilities; Retained Liabilities.

(a) Except for liabilities relating to Taxes (which shall be governed solely by Section 5.1(d)) and subject to Section 7.1 of this Agreement, from and after the Closing, Purchaser shall assume and pay, perform and discharge, the following liabilities and obligations (all such liabilities and obligations, collectively, the “Assumed Liabilities”):

(i) all of the liabilities and obligations of Seller to the Accountholders under the Credit Card Agreements to be performed after the Cut-Off Time (except to the extent such liabilities or obligations arise from or relate to Seller (or one or more of its Affiliates) failing to have performed, complied with or satisfied prior to Closing any obligations of Seller (or any of its Affiliates) with respect to the Acquired Assets or the Program under applicable Law or pursuant to contractual obligation, in each case to the extent required to have been performed, complied with or satisfied prior to the Closing, but shall include credit balances to the extent applied in calculating the Accountholder Indebtedness);

(ii) all Ordinary Course Liabilities;

(iii) any expenses, liabilities or obligations (other than any obligations of the Seller addressed in clause (v) of this Section 2.2(a)) to the extent related to any of the Accounts, the ownership and use of the Acquired Assets, or any Assumed Contract, in each case, to the extent arising or accruing during the period beginning on or after the Cut-Off Time (except to the extent such liabilities or obligations arise from or relate to Seller (or one or more of its Affiliates) failing to have performed, complied with or satisfied prior to Closing any obligations of Seller (or any of its Affiliates) with respect to the Acquired Assets or the Program under applicable Law or pursuant to contractual obligation, in each case to the extent required to have been performed, complied with or satisfied prior to the Closing);

(iv) all deposits of Seller and all obligations related to the deposits of Seller;

(v) all of the obligations of the Seller, as servicer, originator, transferor, administrator or in any other capacity to the Master Trust or the Trust and under any Securitization Documents, including all obligations to accept reassignment of receivables pursuant to the terms of the Receivables Purchase Agreement and the Pooling and Servicing Agreement and all obligations initially arising after the Closing Date to make SEC filings on behalf of WFB Funding, the Master Trust or the Trust;

(vi) all fees, normal operating assessments and other charges of the Payment Network relating to the Accounts that are incurred or accrue on or after the Closing Date with respect to transactions that occurred after the Cut-Off Time; and

(vii) all of the obligations expressly assumed by Purchaser pursuant to Section 5.7.

(b) Notwithstanding any provision in this Agreement to the contrary, Purchaser shall assume only the Assumed Liabilities and Parent and Purchaser agree that Parent shall be and remain solely responsible and liable for the Retained Liabilities.

2.3 Estimated Purchase Price. The estimated purchase price for the Acquired Assets and the Assumed Liabilities (the “Estimated Purchase Price”) shall be the estimate of the Purchase Price set forth in the Valuation Statement prepared and delivered pursuant to Section 3.3(a). Attached hereto as Exhibit A is a Sample Valuation Statement showing in reasonable detail a sample calculation of the Purchase Price, prepared using the same accounting methods, policies, practices and procedures as to be used in the preparation of the Valuation Statement.

2.4 Allocation of Purchase Price. Promptly following the Closing, Purchaser and Parent shall each prepare an allocation statement (the “Allocation Statement”) setting forth an allocation of the Final Purchase Price (including the amount of Assumed Liabilities and any other relevant amounts) among the Acquired Assets. The Allocation Statements shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser and Parent shall each be entitled to use their own allocation of the Final Purchase Price (including the amount of Assumed Liabilities and any other relevant amounts) among the Acquired Assets. For the avoidance of doubt, neither Purchaser nor Parent is obligated hereunder to use the Allocation Statement in its financial accounting or financial reporting.

2.5 Restricted Assignments. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or Assumed Liability or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or be contrary to applicable Law. If any such consent or approval is not obtained, Parent and Seller will use their reasonable best efforts (which shall not require Parent or Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Purchaser ensuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following the Closing; provided, however, that neither Parent nor Seller shall have any obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use reasonable best efforts to obtain or provide the same as set forth in this Section 2.5 and in Section 5.9, and is subject to the exclusion in Section 5.9 with respect to Securitization Assets and Securitization Documents.

2.6 Wrong Pocket Assets. If at any time or from time to time after the Closing Date, Seller, on the one hand, or Purchaser, on the other, shall receive or otherwise possess any asset (including cash) that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

2.7 True Sale. The parties intend that, for all purposes, the transfer of the Acquired Assets contemplated hereby shall be treated as a purchase and sale of the Acquired Assets and not a loan secured by the Acquired Assets. Upon Purchaser’s purchase of the Acquired Assets, all of Seller’s right, title and interest therein shall be transferred to the Purchaser as provided in this Article II. Notwithstanding anything to the contrary set forth in this Article II, if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a sale, then the parties intend that this Agreement shall constitute a security agreement under applicable Law and Seller shall be deemed to have granted and does hereby grant to the Purchaser a first priority security interest in and to all of Seller’s right to and interest in, to and under, whether now existing or hereafter created or acquired, the Acquired Assets and proceeds thereof to secure a loan deemed to have been made by the Purchaser to Seller in an amount equal to the Purchase Price.

ARTICLE III

THE CLOSING

3.1 The Closing. Subject to the satisfaction or written waiver of all conditions set forth in Article VI, the closing of the sale and purchase of the Acquired Assets and assignment and assumption of the Assumed Liabilities contemplated hereby shall take place on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto (the “Closing”) (such date being referred to herein as the “Closing Date”).

3.2 Closing Deliverables.

(a) At the Closing, Parent and Seller shall have delivered or cause to be delivered to Purchaser:

(i) the Ancillary Agreements, duly executed by Parent, Seller and their applicable Affiliates (as applicable);

(ii) the Assignment and Assumption Agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), dated the Closing Date, and appropriately completed and duly executed by Seller and its applicable Affiliates;

(iii) the Accountholder Master File, the Accountholder List and the Account Documentation;

(iv) financing statements, prepared by Purchaser, as described in Section 5.01(b); and

(v) the Securitization Transfer Agreement, duly executed; and

(vi) the items specified on Schedule 3.2(a)(vi).

(vii) an affidavit stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code, substantially in the form of Exhibit C;

(viii) a certificate, signed by a senior officer of Parent and a senior officer of Seller and dated the Closing Date, to the effect that that the conditions specified in Sections 6.2(a) and (b) have been satisfied.

(b) At the Closing, Purchaser shall have delivered or caused to be delivered to Seller:

(i) the Ancillary Agreements, duly executed by Purchaser and its applicable Affiliates (as applicable);

(ii) the Assignment and Assumption Agreement, dated the Closing Date, and appropriately completed and duly executed by Seller and its applicable Affiliates;

(iii) the Securitization Transfer Agreement, duly executed by Purchaser and its applicable Affiliates;

(iv) a certificate, signed by a senior officer of Purchaser and dated the Closing Date, to the effect that that the conditions specified in Sections 6.1(a), (b) and (f) have been satisfied.

(c) Each of Purchaser and Seller shall, at or prior to the Closing Date, execute and deliver all such additional instruments, documents or certificates as may be reasonably requested by the other party for the consummation at the Closing of the transactions contemplated by this Agreement.

3.3 Valuation Statement.

(a) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the Valuation Statement showing Seller’s good faith determination of the Estimated Purchase Price, together with supporting documentation and calculations for the Accountholder Indebtedness on the Accounts used to calculate the Estimated Purchase Price. Purchaser shall have the right to review the Valuation Statement, together with any supporting documents reasonably requested by Purchaser to verify the accuracy and completeness of the valuations set forth therein, and the Valuation Statement shall be revised by Seller to reflect any corrections mutually agreed to by Purchaser and Seller acting in good faith.

3.4 Payments on the Closing Date. At the Closing, Purchaser shall pay Seller the Estimated Purchase Price set forth in the Valuation Statement (as such statement may be revised pursuant to Section 3.2(c)(a)). Payment to Seller on the Closing Date shall be made by a wire transfer of immediately available U.S. dollars to an account designated in writing by Seller. Seller shall provide Purchaser with wire instructions no later than two (2) Business Days prior to the Closing Date.

3.5 Valuation Statement. Within sixty (60) days following the Closing Date, Purchaser shall deliver to Parent the Valuation Statement setting forth Purchaser’s good faith determination of the Final Purchase Price, along with supporting documentation and calculations for the Accountholder Indebtedness on the Accounts, determined in accordance with Section 3.6. Parent shall have the right to review the Valuation Statement, together with any supporting documents reasonably requested by it to verify the accuracy and completeness of the valuations set forth therein, and the Valuation Statement shall be revised by Purchaser to reflect any corrections mutually agreed to by Purchaser and Parent or finally determined pursuant to Section 3.8.

3.6 Final Purchase Price.

(a) The final purchase price for the Acquired Assets and the Assumed Liabilities (as may be finally determined pursuant to Section 3.6 and Section 3.8, the “Final Purchase Price”) shall be an amount, determined as of the Cut-Off Time, equal to the Purchase Price. If the Final Purchase Price is greater than the Estimated Purchase Price paid by Purchaser on the Closing Date, Purchaser shall, within five (5) Business Days following the determination of the Final Purchase Price, remit the difference to Parent, together with interest on such amount at the Federal Funds Rate divided by three hundred sixty five (365) for each day during the period from the Closing Date to the date of such payment. If the Final Purchase Price is less than the Estimated Purchase Price paid by Purchaser on the Closing Date, Parent shall, within five (5) Business Days following the determination of the Final Purchase Price, remit the difference to Purchaser together with interest on such amount at the Federal Funds Rate divided by three hundred sixty five (365) for each day during the period from the Closing Date to the date of such payment.

(b) Payments made pursuant to Section 3.6(a) shall be remitted by a wire transfer of immediately available U.S. dollars to an account designated in writing by the party to which payment is due. Wire instructions shall be forwarded to the paying party no later than two (2) Business Days prior to the date that such payment is to be made.

3.7 Power of Attorney. Effective immediately following the Closing, Seller hereby irrevocably names, constitutes and appoints Purchaser and Purchaser’s officers, agents, employees and representatives its duly authorized attorney and agent with full power and authority to endorse in Seller’s name, any checks received as payments on Accounts.

3.8 Dispute Resolution.

(a) If Parent disputes the calculation of the Final Purchase Price set forth in the Valuation Statement, then Parent shall submit such objections in writing to

Purchaser, stating in reasonable detail the reason and basis for any such objections (such writing, an “Objection Notice”), within thirty (30) days after delivery by Purchaser to Parent of the Valuation Statement. Each party will in good faith discuss and seek to resolve any disputes regarding the contents of the Valuation Statement. If no Objection Notice is received by Purchaser on or before the last day of such thirty (30) day period, then the Valuation Statement delivered to Parent shall be final and binding on the parties. Parent shall not be permitted to deliver more than one Objection Notice.

(b) In the event Purchaser and Parent are unable to resolve any dispute regarding the contents of the Valuation Statement within thirty (30) days after delivery by Parent to Purchaser of an Objection Notice, the parties shall submit the items remaining in dispute for resolution to a mutually agreeable nationally recognized independent accounting firm (which such independent accounting firm shall not be, for the avoidance of doubt, the auditor of Parent, Purchaser or any of their respective Affiliates) (such accounting firm being referred to herein as the “Accountants”). Parent and Purchaser shall direct the Accountants to determine and report to Purchaser and Parent, within forty-five (45) days after such submission, whether and to what extent the Final Purchase Price requires adjustment in accordance with this Agreement based only on the remaining disagreements validly submitted to the Accountants, and such report shall (absent manifest error) be final, binding and conclusive on Purchaser and Parent. Purchaser and Parent shall cooperate in assisting the Accountants in their review, including by providing the Accountants reasonable access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review, subject to entry into a customary confidentiality agreement. None of Parent, Purchaser or any of their Representatives will engage in any ex parte communications with the Accountant relating to the disputed items. The fees and disbursements of the Accountants shall be allocated between Purchaser and Parent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Accountants that is unsuccessfully disputed by each such party (as finally determined by the Accountants) bears to the total amount of such remaining disputed items so submitted. In the event the determination made by the Accountants requires either party to make payment to the other of any additional amount, such party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest on any amount due at a rate equal to the Federal Funds Rate divided by three hundred sixty-five (365) for each day during the period from the Closing Date through the date of payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Parent and Seller. Except as set forth in the Seller Disclosure Schedule, each of Parent and Seller hereby jointly and severally represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date):

(a) Organization. Seller is a banking corporation duly incorporated and validly existing and in good standing under the laws of the State of Nebraska. Parent is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Assets, the Assumed Liabilities or the Program, each of Seller and Parent has the requisite corporate power and authority to own, operate and hold the Acquired Assets and the Assumed Liabilities owned, operated and held by it and to conduct the respective businesses currently conducted by them, including with respect to the Program. Each of the Parent and Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of the Acquired Assets or holding the Assumed Liabilities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller owns all of the outstanding capital stock of WFB Funding Corp., free and clear of all Liens (other than any restrictions on transfer imposed by federal and state securities laws). Seller and WFB Funding Corp. collectively own all of the outstanding membership interest of WFB Funding, free and clear of all Liens (other than any restrictions on transfer imposed by federal and state securities laws). Each of the Acquired Entities is a corporation or limited liability company duly incorporated or organized and validly existing and in good standing under the laws of the state of its formation and, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Assets, the Assumed Liabilities or the Program, has the requisite corporate and limited liability company power and authority to own, operate and hold the Acquired Assets and the Assumed Liabilities owned, operated and held by it and to conduct the respective businesses currently conducted by it. Each of the Acquired Entities is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of the Acquired Assets or holding the Assumed Liabilities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Acquired Entities has any subsidiaries or owns any capital stock or other equity interest in any other Person, except that WFB Funding Corp. owns the membership interests in WFB Funding specified on Schedule 4.1(a) of the Seller Disclosure Schedule and WFB Funding owns the transferor interest under the Securitization Documents.

(b) Capacity; Authority; Validity. Seller and Parent each has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform all of the obligations to be performed by it under this Agreement and the Ancillary Agreements. Each of the Seller and Parent has all necessary entity power and authority to execute and deliver the Assignment and Assumption Agreement and the Securitization Transfer Agreement, and to perform all of its obligations thereunder. The execution and delivery of this Agreement by Seller and Parent and (assuming approval by the stockholders of Parent of the transactions contemplated by the Merger Agreement) the consummation by Seller and Parent of the transactions contemplated hereby, by the Ancillary Agreements and by the Assignment and Assumption Agreement and the Securitization Transfer Agreement have been duly and validly authorized by all necessary action of Seller and Parent, as applicable, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and Parent. This Agreement and the Ancillary Agreements constitute the valid and binding obligation of Seller and Parent, enforceable against each of them in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The Assignment and Assumption Agreement and the Securitization Transfer Agreement, when executed and delivered by the Seller will constitute the valid and binding obligation of the Seller enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Consents and Approvals; Conflicts; Defaults.

(i) Schedule 4.1(c)(i) of Seller Disclosure Schedule sets forth all material consents, approvals, waivers, registrations, permits, authorizations, notices or filings required to be obtained by Parent, Seller or any Acquired Entity or any of their respective subsidiaries from, or to be given by Parent, Seller or any Acquired Entity or any of their respective subsidiaries to, or made by Parent, Seller or any Acquired Entity or any of their respective subsidiaries with, any Governmental Authority, in connection with the execution, delivery and performance by such Person of this Agreement and any Ancillary Agreement to which such Person is a party and the consummation of the transactions contemplated hereby and thereby (the “Seller Required Approvals”).

(ii) None of the execution and delivery by Seller or Parent of this Agreement, the consummation of the transactions contemplated by this Agreement by Seller or Parent, the execution and delivery by Seller or Parent of the Ancillary Agreements or the consummation of the transactions contemplated thereby, or the execution and delivery of the Assignment and Assumption Agreement and Securitization Transfer Agreement by Seller or the consummation of the transactions by the Seller of the transactions contemplated thereby do or will (A) assuming the receipt of the Seller Required Approvals and the Purchaser Required Approvals, conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order or Law by which Parent, Seller or any Acquired Entity or any of their respective subsidiaries is bound; (B) violate the articles of incorporation or bylaws or any other equivalent organizational document of Parent, Seller or any Acquired Entity or any of their respective subsidiaries; (C) require any consent, approval, waiver, registration, permit, authorization, notice or filing under any Law, permit, license or agreement to which Parent, Seller or any Acquired Entity or any of their respective subsidiaries is a party or by which Parent, Seller or any Acquired Entity or any of their respective subsidiaries is bound; or (D) except as set forth on Schedule 4.1(c)(ii)(D) of the Seller Disclosure Schedule, require the consent, approval, waiver, registration, permit, authorization, notice or filing to or of any third party (such items referred to in this clause (D), “Third-Party Consents”), other than (1) approvals of Governmental Authorities, if any, which have been obtained, (2) items in clauses (A), (C) and (D), which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (3) items to the extent arising solely as a result of the Merger (but not the transactions contemplated by this Agreement).

(d) Title to Acquired Assets.

(i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Assets, the Assumed Liabilities or the Program, Seller or an Acquired Entity has good and valid title to the Acquired Assets free and clear of any Lien (other than any Permitted Lien). Other than the Acquired Entities (and, to the extent constituting equity, any outstanding Notes), the Acquired Assets do not include any equity interest in any Person. Assuming the receipt of all Purchaser Required Approvals, Seller Required Approvals and Third-Party Consents, upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of any necessary instruments of assignment and bills of sale in accordance with the terms hereof, (A) all the right, title and interest of the Seller in and to the Acquired Assets will be validly vested in Purchaser, free and clear of all Liens other than Permitted Liens and (B) Purchaser will have acquired good and marketable title in and to each Acquired Asset free and clear of all Liens other than Permitted Liens.

(ii) Other than this Agreement and any restrictions imposed on the disposition of assets under the Securitization Documents, there are no outstanding options, other rights, arrangements, commitments or obligations of Parent, Seller or any of their respective subsidiaries, at any time or upon the occurrence of certain events, to offer, sell, transfer or otherwise dispose of any of the Acquired Assets.

(iii) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Assets, the Assumed Liabilities or the Program, assuming the receipt of all Third Party Consents, the Acquired Assets and the rights of Purchaser under the Ancillary Agreements, will include, as of the Closing Date, all the assets, properties, rights and interests necessary for Purchaser to conduct the Program in substantially the same manner as currently conducted by Seller and its subsidiaries.

(e) Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against or relating to Parent, Seller, any Acquired Entity, the Acquired Assets, the Program or the transactions contemplated by this Agreement or any Ancillary Agreement, other than those that would not, individually or in the aggregate, have a Material Adverse Effect. None of Parent, Seller, any Acquired Entity, the Acquired Assets or the Program is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Credit Card Agreements.

(i) Seller has provided to Purchaser true and complete copies of each version of the Credit Card Agreements currently in effect and used under the Program that governs the terms of the Accounts as of the date hereof and all forms of modifications, amendments, supplements or other changes thereto (other than Ordinary Course Modifications).

(ii) Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect:

(A) Each Credit Card Agreement for an Account is the legal, valid and binding obligation of Seller, and to the Knowledge of Seller, the Accountholder and is enforceable in accordance with its terms subject to Bankruptcy and Equity Exceptions;

(B) All Accounts are governed by a Credit Card Agreement and Seller (itself or through one or more of its Affiliates or third party service providers) has, since December 31, 2014, performed in all respects the obligations required to be performed by it under the Credit Card Agreements;

(C) None of Seller or any of its Affiliates is in default under, and no event has occurred with respect to Seller or any of its Affiliates, which, with notice or the lapse of time or both, will or is reasonably likely to result in a default by Seller under any such Credit Card Agreement;

(D) The terms of such Credit Card Agreements have not been waived, altered or modified in any material respect except by written instruments contained in the Account Documentation or the Accountholder Master File; and

(E) Except pursuant to terms set forth in the Credit Card Agreements provided to Purchaser, the terms of the Credit Card Agreements may be changed by Purchaser subject only to compliance with the requirements of applicable Law regarding changing the terms of a revolving line of credit account.

(g) Accuracy of Credit Card Operations; Accounts; Account Documentation; Account Holder Master File; Accountholder Indebtedness. Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect:

(i) When delivered, the Account Documentation, the Accountholder List and each Accountholder Master File (x) will be true and correct in all respects and (y) will reflect in all respects the terms and conditions of the Accounts listed therein on the date of delivery. The books and records that constitute Acquired Assets hereunder are true and complete in all material respects and have been maintained fully, properly and accurately, in accordance in all material respects with applicable Law.

(ii) Since December 31, 2014, Seller has complied with Seller’s Policies and Procedures, including with respect to the charge-off of accounts under the Program, including the processing and coding of accounts that should have been charged-off (the “Charge-Off Policies”), the current version (as of the date hereof) of which has been made available to Purchaser. Seller’s Policies and Procedures comply with applicable Law in all respects.

(iii) A Credit Card has been issued in connection with each Account. Each Account (A) is a valid and legally binding obligation of each Accountholder thereon in the full amount thereof set forth in the books and records that constitute Acquired Assets hereunder, (B) is, to the Knowledge of Seller, enforceable against such Accountholders in accordance with its terms, subject to any claims and defenses asserted by such Accountholder with respect to disputed transactions and bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles, and (C) is not subject to any claim of usury against Seller or of fraud or offset, recoupment, adjustment or any other valid and cognizable claim or defense of an Accountholder.

(iv) Since December 31, 2014 through the date hereof, Seller has not effected any change to Seller’s Policies and Procedures or to the Charge-Off Policies or its policies and procedures relating to risk management, underwriting, re-aging, collection, origination and delinquency, except for: (A) changes made in the ordinary course of business consistent with past practice or the transactions contemplated hereby or by the Merger Agreement or (B) changes required by, or advisable pursuant to, applicable Law or the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification and Account Management Policy.

(v) All Accounts have been solicited, originated, created, maintained and serviced by Seller or its Affiliates in accordance with applicable Law, the applicable Credit Card Agreements and Seller’s Policies and Procedures. All marketing activities (including marketing activities conducted by third parties) conducted in connection with all Accounts, applications for Accounts and the Program comply with applicable Law. The interest rates, fees and charges in connection with the Accounts comply with applicable Law and the applicable Credit Card Agreements. All Accounts that are secured by collateral have been secured by a valid, perfected and enforceable Lien on the secured property described in the applicable security agreement. A list of all Accounts that have an annual percentage rate that cannot be changed by Purchaser because of the terms of the applicable Credit Card Agreements, applicable Law or any marketing material will be provided by Seller to Purchaser at or prior to the Closing.

(vi) Applications submitted by Accountholders to Seller or any of its Affiliates with respect to the Accounts have been evaluated in all respects in accordance with applicable Law and such Seller’s Policies and Procedures. All disclosures made in connection with the Accounts complied in all respects with the provisions of applicable Law at the time such disclosures were made. As of the date hereof, applicable Law does not require any supplemental disclosures that have not already been made.

(vii) The terms and conditions of each Account comply with applicable Law and the applicable Credit Card Agreement to which they relate.

(viii) With respect to Accountholder Indebtedness: (A) such Accountholder Indebtedness has arisen under an Account and (B) such Accountholder Indebtedness has been originated in compliance with all requirements of Law applicable to Seller and pursuant to a Credit Card Agreement. Each of the Charged Off Accounts has been charged off by Seller in accordance with Seller’s Policies and Procedures and applicable Law.

(ix) Seller and its Affiliates have not, since December 31, 2014, made any material billing error resulting in claims by Accountholders involving the Accounts or the Accountholder Indebtedness.

(x) Each Account relates to the extension of credit and the advancement of monies on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System.

(h) Compliance with Laws. Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect:

(i) Since December 31, 2014, the Accounts and Credit Card Agreements related thereto were solicited, originated and have complied with all applicable Laws;

(ii) Parent and Seller have, since December 31, 2014, complied with all Laws with respect to the solicitation, origination, maintenance and servicing of the Accounts, including any change in the terms of any Account, and the operation of the Program;

(iii) Parent and Seller have implemented policies and procedures reasonably designed to prevent, detect and mitigate the risk of identity theft in the Accounts and has, since December 31, 2014, complied with such policies and all applicable Law relating to the protection of the confidential information and privacy rights of the Accountholders or Account applicants;

(iv) Since December 31, 2014, neither Parent nor Seller has received any notice from any Governmental Authority alleging any noncompliance with any applicable Law with respect to the Acquired Assets, the Assumed Liabilities or its operation of the Program; and

(v) Seller has all governmental authorizations and permits necessary in respect of the Acquired Assets, the Assumed Liabilities and the operation of the Program as currently conducted.

(i) Absence of Certain Changes or Events. Since December 31, 2015, (A) Seller (itself or through one or more of its Affiliates or third party service providers), with respect to the Program, the Acquired Assets and the Assumed Liabilities, (1) has conducted and serviced the Program in the ordinary course of business consistent with past practice and Seller’s Policies and Procedures and (2) has not implemented any changes to the terms and conditions contained in the Credit Card Agreements except for Ordinary Course Modifications and (B) there has not been a Material Adverse Effect.

(j) Securitization. Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect, (i) The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended; (ii) the Master Trust is not required to be registered as an investment company under the Investment Company Act of 1940, as amended; (iii) WFB Funding is the sole owner of the transferor interest under the Securitization Documents and the other certificates issued pursuant thereto set forth in Schedule 1.1(h); (iv) as of the date hereof, the listing of the Securitization Documents set forth in Schedule 1.1(h) is a true, accurate and complete list of the contracts and other documents relating to the Master Trust and the Trust and all such contracts and other documents have been made available to Purchaser; (v) as of the date hereof, each Securitization Document that is a Contract is a valid, legally binding agreement of the Seller or a subsidiary thereof that is party thereto, subject to the Bankruptcy and Equity Exceptions, and Seller and, to the Knowledge of Seller, each other party thereto, is in compliance with its obligations thereunder and (vi) the Transferor or any issuing entity previously established, directly or indirectly, by the Transferor or any affiliate of the Transferor has satisfied, to the extent applicable, the Registrant Requirements in General Instructions I.A.1.(a), (b) and (c) of Form SF-3 during the twelve calendar months and any portion of the month immediately preceding the date of this Agreement with respect to previous offerings of asset-backed securities involving the same asset class as the asset class backing the Notes.

(k) Finders or Brokers. Neither Parent nor Seller has agreed to pay any fee or commission to any agent, broker, finder, or other Person, and there is no such Person that has been retained or authorized to act on behalf of Parent or Seller, for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against Purchaser or any of its Affiliates for any brokerage commission or finder’s fee or like payment.

(l) Regulatory Matters.

(i) There are no pending, or to the Knowledge of Seller, threatened disputes or controversies (including with respect to capital requirements) as of the date hereof between Seller or any of its Affiliates and any Governmental Authority (or any capital plan, supervisory agreement or order with any Governmental Authority entered into or binding upon Seller or any of its Affiliates) that (i) would reasonably be expected to prevent Seller from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. As of the date hereof, (x) Seller has not received any notice in writing from any Governmental Authority indicating that such Governmental Authority would oppose or not timely grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby, and (y) Seller has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or not grant or issue its consent or approval.

(ii) Seller was rated at least satisfactory following its most recent CRA examination by the regulatory agency responsible for its supervision prior to the date hereof. Neither Parent nor Seller has received any written notice prior to the date hereof of any planned or threatened objection by any banking community group to the transactions contemplated hereby.

(iii) As of the date hereof: (i) Seller is and will be at least “well-capitalized” (as that term or any replacement term therefor is defined from time to time in regulations applicable to Seller’s capital); and (ii) Seller meets all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Seller, including any such higher requirement, standard or ratio as applied to Seller by state or federal bank regulator.

(m) Assumed Contracts.

(i) Except as specifically described in a correspondingly labeled subsection of Schedule 4.1(m) of the Seller Disclosure Schedule, a true and complete copy of each Assumed Contract, together with any amendments, supplements, modifications, exhibits, schedules or other documents related thereto, has been made available to Purchaser prior to the date of this Agreement.

(ii) Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect:

(A) Each Assumed Contract is a legal, valid and binding obligation of the Seller and, to the Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect;

(B) Neither Seller nor, to the Knowledge of Seller, any counterparty or counterparties, is or has been in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, right of termination or acceleration of performance of or any change in the then-prevailing terms under any Assumed Contract in any respect; and

(C) None of the Assumed Contracts: (A) limit in any respect (1) the ability of Purchaser to operate the Program or any other business or (2) the manner in which, or the localities in which, the Program, or following the consummation of the transactions contemplated hereby, Purchaser’s businesses, is or would be conducted, (B) grant any right of first refusal or right of first offer or similar right with respect to any Acquired Asset or that limits or purports to limit the ability of Seller or any of its Affiliates or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any amount of assets or business, (C) provide for any future payments that are conditioned, in whole or in part, on a sale of the Acquired Assets or change of control or similar event of the Parent or any modification to the Program or (D) contain exclusivity provisions binding on the Seller or any of its Affiliates or, following the consummation of the transactions contemplated hereby, the Purchaser.

(n) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the ownership and operation of the Acquired Assets, the Assumed Liabilities and the Program by or on behalf of Seller, the content thereof, and the use, collection, storage and dissemination of data in connection therewith, including with respect to the Parent Marks and the Parent Licensed Marks, do not infringe, misappropriate or otherwise violate in any material respect the intellectual property rights of any third party, and (ii), to the Knowledge of Seller, no third party has made any allegation of infringement, misappropriation or other violation regarding the same.

(o) Financial Statements and Account Level Data.

(i) True and complete copies of the following financial statements, including the related notes, where applicable (collectively, the “Financial Statements”) are attached as Schedule 4.1(o)(i) of the Seller Disclosure Schedule: (i) the audited consolidated balance sheets of Seller and its subsidiaries as of December 31, 2015 and December 31, 2014 and the related audited consolidated statements of income, statements of stockholder’s equity and statements of cash flows for the years ended December 31, 2015 and December 31, 2014 and (ii) the unaudited consolidated balance sheet of Seller and its subsidiaries as of June 30, 2016 and the related unaudited statement of income for the six months ended June 30, 2016.

(ii) Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect:

(A) Each of the Financial Statements has been prepared from, and is in accordance with, the books of account and other financial records of Seller, in accordance with GAAP consistently applied throughout the period indicated, and presents fairly, in all respects, the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and its subsidiaries for the respective fiscal periods or as of the respective dates covered thereby.

(B) All of the Acquired Assets and Assumed Liabilities are properly reflected in accordance with GAAP in the Financial Statements and, except as set forth on Schedule 4.1(o)(ii) of the Seller Disclosure Schedule, there are no other assets or liabilities reflected in the Financial Statements other than the Acquired Assets and the Assumed Liabilities, in each case for the respective fiscal periods and as of the respective dates covered thereby. The account level data delivered by Seller to Purchaser on May 9, 2016 and August 10, 2016 is true and correct in all respects as of the date delivered.

(p) Employee Matters.

(i) Schedule 4.1(p)(i) of the Seller Disclosure Schedule lists all Business Plans. As of the date hereof, Seller has made available to Purchaser copies of each Business Plan. No Business Plan is maintained outside the United States. There are no Employee Plans that are (or are required to be) sponsored, maintained, or contributed to by any Acquired Entity or with respect to which any Acquired Entity is a party or obligor.

(ii) No Business Plan is subject to Title IV of ERISA, none of the Business Plans are multiemployer plans (within the meaning of § 3(37) of ERISA) and neither Seller nor any of its ERISA Affiliates contributes to, has contributed to or has any liability with respect to a multiemployer plan or an Employee Plan subject to Title IV of ERISA. None of the Business Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of § 3(40) of ERISA).

(iii) The Banking Entities have no liability for providing, under any Business Plan or otherwise, any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or coverage, benefits the full cost of which is borne by the retired or former employees or beneficiaries or dependents thereof or benefits provided pursuant to a Business Plan for a period of not more than eighteen (18) months following termination of employment or benefits during any period in which the retired or former employee is receiving severance pay.

(iv) Except as set forth in Schedule 4.1(p)(iv) of the Seller Disclosure Schedule, no Business Plan provides that the consummation of the transactions contemplated hereby will (A) accelerate the time of payment or vesting of any compensation or benefits, (B) trigger any payment or benefit, (C) trigger any funding of any payments or benefits (through a grantor trust or otherwise) or (D) increase the amount of any payment or benefit due to any Business Employee.

(v) No Business Plan provides for the gross-up or reimbursement of taxes under Section 409A or 4999 of the Code, or otherwise.

(vi) There are no employees employed by the Acquired Entities.

(vii) Schedule 4.1(p)(vii) of the Seller Disclosure Schedule sets forth a complete and accurate list of each employee who primarily provides services to the Banking Entities (such list to be periodically updated, subject to Section 5.7(k), between the date hereof and the Closing Date to reflect hires and terminations in the ordinary course and on terms not inconsistent with Section 5.2(b)(M)) and in the case of each such individual, the following information, if applicable: (A) legal name and title or position; (B) whether such individual is an employee of Parent, Seller or one of their Affiliates, whether full-time or part-time, whether hourly or salaried and whether exempt or non-exempt; (C) whether absent from active employment or service and, if so, the date such absence commenced and the anticipated date of return to active employment or active service, if known; (D) annual salary or base wage rate, as the case may be, and, if applicable, target bonus and other incentive compensation and (E) accrued unused vacation, sick and other paid-time-off eligibility 5.7. No later than five (5) Business Days following the date hereof, Seller shall update Schedule 4.1(p)(vii) of the Seller Disclosure Schedule to include (such schedule to be periodically updated, subject to Section 5.7(k), between the date hereof and the Closing Date to reflect hires and terminations in the ordinary course and on terms not inconsistent with Section 5.2(b)(M)), for each employee who primarily provides services to the Banking Entities, (1) commencement of service date for purposes of service credit under Business Plans and (2) salary, target bonus and other incentive compensation for the prior twelve (12) month period. No later than the earlier of (x) five (5) Business Days following the date a Business Employee accepts Purchaser’s offer of employment and Purchaser notifies Seller in writing of such acceptance and (y) three (3) Business Days prior to the Closing Date, Seller shall provide to Purchaser, for each Business Employee who has accepted Purchaser’s offer of employment, such Business Employee’s (1) home address, (2), social security number, (3) birth date, (4) gender and (5) any information reasonably requested by Purchaser necessary to facilitate the establishment of payroll or benefits administration; provided, however, that Purchaser agrees that each offer letter will require, as part of the offer acceptance, that Seller be permitted to provide to Purchaser the information set forth in this sentence.

(viii) With respect to the business of the Banking Entities: (A) the Banking Entities are not currently (and have not been during the past three years) party to, are not in the process of negotiating and are not bound by any collective bargaining agreement or relationship with any labor organization and no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (B) to the Knowledge of Seller, no Business Employee has indicated that he or she is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than Seller) that would be material to the performance of such employee’s employment duties or the ability of the Banking Entities to conduct their business; (C) except to the extent that any of the following would not, individually or in the aggregate, be reasonably expected to result in material liability to the business of the Banking Entities, there is no (and there has not been within the past three years any) employment-related proceeding, complaint, grievance, inquiry or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, related to an alleged violation or breach by the Banking Entities (or its officers or managers) of any Law or Contract; and (D) to the Knowledge of Seller, no employee or agent of Seller has at any time committed any act or omission giving rise to material liability for any violation or breach identified in clause (C).

(ix) With respect to the Business Employees, except as, individually and in the aggregate, would not reasonably be expected to result in material liability to the business of the Banking Entities, Seller and its Affiliates have been in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours, social security contributions, tax withholdings, occupational safety and health and employee and contractor classification. With respect to the Business Employees, Seller and its Affiliates have made timely and proper payment of all amounts payable with respect to employees and independent contractors, including all wages, commissions, bonuses, severance payments, independent contractor payments, reimbursements, other amounts due pursuant to any employment or services agreement, and withholding for income and employment Taxes, or otherwise have made appropriate accruals on their books.

(q) Tax Matters.

(i) All material Tax returns required to have been filed with respect to the Acquired Assets or the Assumed Liabilities have been timely filed with the appropriate taxing authority and each such Tax return is true, complete and correct in all material respects.

(ii) All material Taxes shown to be due on any such Tax returns, and all material Taxes due and attributable to the Acquired Assets or the Assumed Liabilities, have been timely paid, withheld and timely paid over to the appropriate taxing authority, other than those Taxes the failure of which to be paid would neither result in a Lien (other than a Permitted Lien) on the Acquired Assets nor become a liability of Purchaser.

(iii) No notice of deficiency or assessment of Taxes has been received in writing from any taxing authority with respect to the Acquired Assets or the Assumed Liabilities that is currently pending or has not been paid in full. There are no Liens (other than Permitted Liens) on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the Acquired Assets or the Assumed Liabilities).

(iv) All material Taxes with respect to the Acquired Assets and the Assumed Liabilities required to have been withheld and paid over to the relevant taxing authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been so withheld and paid over, and each of Parent, Seller and their Affiliates has otherwise complied with all applicable Laws relating to the withholding of Taxes with respect to the Acquired Assets and the Assumed Liabilities.

(v) Each of the Master Trust, the Trust and WFB Funding is, at all times since its formation (or, in the case of WFB Funding, since the pre-Closing effectiveness of the amendment of its operating agreement as described in Schedule 3.2(a)(vi)) has been, and at all times through and including the Closing will be an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(vi) The Class A Notes are properly treated as indebtedness for all U.S. federal income tax purposes.

(r) Merger Agreement. Prior to the execution of this Agreement, Parent has provided to Purchaser a true, correct and complete copy of the Merger Agreement, including all exhibits, schedules, annexes and disclosure letters delivered thereunder.

(s) No Other Representations. Seller acknowledges and agrees that Purchaser makes no representations or warranties, express or implied, other than as expressly set forth in this Agreement or any Ancillary Agreement.

4.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date):

(a) Organization. Purchaser is a national banking association, validly existing and in good standing under the Laws of the United States. Purchaser has the requisite power and authority to own and operate its assets and to carry on its business, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to have such power or authority or to be so qualified or in good standing would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(b) Capacity; Authority; Validity. Purchaser has all necessary power and authority to enter into this Agreement, the Ancillary Agreements and the Assignment and Assumption Agreement and the Securitization Transfer Agreement and to perform all of the obligations to be performed by it under this Agreement, the Ancillary Agreements and the Assignment and Assumption Agreement and the Securitization Transfer Agreement. This Agreement, the Ancillary Agreements and the Assignment and Assumption Agreement and Securitization Transfer Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser. This Agreement and the Program Agreement constitute, and the other Ancillary Agreements and the Assignment and Assumption Agreement and Securitization Transfer Agreement, when executed by Purchaser will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms except as such enforcement may be limited by Bankruptcy and Equity Exceptions.

(c) Conflicts; Defaults.

(i) Except for the items specified in Section 4.1(c)(i) of the Seller Disclosure Schedule, there are no consents, approvals, waivers, registrations, permits, authorizations, notices or filings required to be obtained by Purchaser or any of its subsidiaries from, or to be given by Purchaser or any of its subsidiaries to, or made by Purchaser or any of its subsidiaries with, any Governmental Authority, in connection with the execution, delivery and performance by such Purchaser of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby (the “Purchaser Required Approvals”)

(ii) Neither the execution and delivery by Purchaser of this Agreement, the Ancillary Agreements or the Assignment and Assumption Agreement or the Securitization Transfer Agreement, nor the consummation by Purchaser of the transactions contemplated hereby and thereby will (A) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Law, contract, instrument or commitment to which Purchaser is a party or by which Purchaser is bound; (B) assuming the receipt of the Seller Required Approvals and the Purchaser Required Approvals, violate the articles of incorporation or bylaws or any other equivalent organizational document of Purchaser or (C) except for the items specified in Section 4.1(c)(i) of the Seller Disclosure Schedule, require any consent, approval, waiver, registration, permit, authorization, notice or filing under any Law, permit, license or agreement to which Purchaser is a party (other than (1) approvals of Governmental Authorities, if any, which have been obtained and (2) items in clauses (A) and (C), that would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby). Purchaser is not subject to any agreement with any Governmental Authority which would prevent the consummation by Purchaser of the transactions contemplated by this Agreement and the Assignment and Assumption Agreement and the Securitization Transfer Agreement. No receiver or conservator has been appointed for Purchaser nor has any proceeding been instituted or, to the Knowledge of Purchaser, threatened for such appointment.

(d) Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or relating to Purchaser other than those that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, by the Ancillary Agreements, the Assignment and Assumption Agreement or the Securitization Transfer Agreement.

(e) Licenses. Purchaser is, and will be as of the Closing Date and thereafter, a member in good standing with the Payment Networks associated with the Accounts and is, and will be as of the Closing Date, licensed and duly qualified in all jurisdictions in the United States necessary to participate in the Payment Networks card programs and to service the Accounts in accordance with all applicable Laws.

(f) Compliance with Laws. Purchaser and its subsidiaries are in compliance with all Laws applicable to its business, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, Purchaser and its subsidiaries have not received any notice of or been charged by, and to the Knowledge of Purchaser there is not, any Governmental Authority alleging the violation of any Laws applicable to Purchaser’s business that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(g) Regulatory Matters.

(i) There are no pending, or to the Knowledge of Purchaser, threatened disputes or controversies (including with respect to capital requirements) as of the date hereof between Purchaser or any of its Affiliates and any Governmental Authority (or any capital plan, supervisory agreement or order with any Governmental Authority entered into or binding upon Purchaser or any of its Affiliates) that (i) would reasonably be expected to prevent Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. As of the date hereof, (x) Purchaser has not received any notice in writing from any Governmental Authority indicating that such Governmental Authority would oppose or not timely grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby, and (y) Purchaser has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or not grant or issue its consent or approval.

(ii) Purchaser was rated at least satisfactory following its most recent CRA examination by the regulatory agency responsible for its supervision prior to the date hereof. Purchaser received no written notice prior to the date hereof of any planned or threatened objection by any banking community group to the transactions contemplated hereby.

(iii) As of the date hereof, both currently and after giving effect to the transactions contemplated hereby (on a pro forma basis): (i) Purchaser is and will be at least “well-capitalized” (as that term or any replacement term therefor is defined from time to time in regulations applicable to Purchaser’s capital); and (ii) Purchaser meets all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as applied to Purchaser by state or federal bank regulator.

(h) Source of Funding. Purchaser has, and on the Closing Date will have, the necessary funds to complete the transactions contemplated in this Agreement in accordance with the terms hereof.

(i) Finders or Brokers. Purchaser has not agreed to pay any fee or commission to any agent, broker, finder, or other Person, and there is no such Person that has been retained or authorized to act on behalf of Purchaser, for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against Seller for any brokerage commission or finder’s fee or like payment.

(j) No Other Representations.

(i) Purchaser acknowledges and agrees that Seller makes no representations or warranties, express or implied, with respect to the Acquired Assets other than as expressly set forth in this Agreement or any Ancillary Agreement.

(ii) Purchaser acknowledges and agrees that the Acquired Assets are being sold, and the Assumed Liabilities are being transferred, without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or in any Ancillary Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to future performance of the Acquired Assets or the Assumed Liabilities or any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Acquired Assets or the Assumed Liabilities, except as expressly set forth in this Agreement or in any Ancillary Agreement.

ARTICLE V

CERTAIN COVENANTS

5.1 Mutual Covenants and Agreements. Each party hereto covenants and agrees that:

(a) Efforts.

(i) Each of Purchaser, Parent and Seller shall (and Purchaser, Parent and Seller shall cause each of their respective Affiliates to) use its reasonable best efforts to consummate the transactions contemplated hereby and, in the case of Parent, Seller and their respective Affiliates, by the Merger Agreement, and to cause the conditions set forth in Article VI to be satisfied and, in the case of Parent, Seller and their respective Affiliates, the conditions set forth in the Merger Agreement to be satisfied (it being understood that the foregoing shall not prohibit Parent or Seller from exercising any right pursuant to the Merger Agreement to terminate the Merger Agreement in accordance with its terms). Without limiting the generality of the foregoing, Purchaser shall (and shall cause its Affiliates to) and Parent and the Seller shall (and shall cause each of their respective Affiliates to) use its reasonable best efforts to (A) as promptly as practicable obtain all Purchaser Required Approvals and Seller Required Approvals, (B) as promptly as practicable, and in any event within thirty (30) Business Days after the date hereof, make and not withdraw (without the Seller’s consent, in the case of Purchaser, and without Purchaser’s consent, in the case of Seller or Parent) all registrations and filings with any Governmental Authority or other persons necessary or advisable in connection with the consummation of the transactions contemplated hereby, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under any applicable Laws, and promptly make any further filings pursuant thereto that may be necessary or advisable, (C) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its Affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (D) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto and (E) seek to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby.

(ii) In furtherance of the obligations set forth in Section 5.1(a)(i), (A) Purchaser shall promptly take (and shall cause each of its Affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated hereby, and obtain all approvals and consents under any Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Purchaser Required Approvals, including by placing assets in trust, capital guarantees, or operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Purchaser or any of its Affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Authority) as may be required to obtain such approvals or consents of such Governmental Authorities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, (B) the Seller shall make, subject to the condition that the transactions contemplated hereby or thereby actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the transactions contemplated hereby) as are requested by Purchaser and are required to obtain such approvals or consents of such Governmental Authorities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. None of the parties hereto shall, directly or indirectly, through one or more of their respective Affiliates, take any action (in the case of Parent and Seller, other than exercising any right under the Merger Agreement to terminate the Merger Agreement in accordance with its terms), that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the transactions contemplated hereby or, in the case of Parent and Seller, by the Merger Agreement.

(iii) Without limiting the generality of anything contained in this Section 5.1(a)(i), each party hereto shall, subject to applicable Law and supervisory confidentiality requirements imposed by any Government Authority: (A) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement; (B) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (C) promptly inform the other parties of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(iv) Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be deemed to require Purchaser or its Affiliates, or permit Parent, Seller or their respective Affiliates (without Purchaser’s prior written consent), to take any action, or commit to take any action, or agree to any condition or restriction in connection with (A) obtaining the foregoing Seller Required Approvals and Purchaser Required Approvals and any other all approvals and consents under any Laws in connection with the transactions contemplated by this Agreement that may be required by any foreign or U.S. federal, state or local Governmental Authority, or (B) obtaining the consents and approvals referred to in Section 5.1(a)(v), in each case that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of Purchaser and its Affiliates (measured on a scale relative to the Acquired Assets, the Assumed Liabilities and the Program, taken as a whole) (a “Materially Burdensome Condition”).

(v) Seller and Parent shall take any actions reasonably necessary to, and subject to Section 5.1(a)(iv), Purchaser shall take all actions reasonably necessary to, as promptly as practicable obtain any and all consents and approvals necessary under the Securitization Documents to consummate the transactions contemplated by this Agreement, the Securitization Transfer Agreement, the Assignment and Assumption Agreement and the Merger Agreement, including those set forth on Schedule 5.1(a)(v).

(vi) If the Merger Agreement shall terminate, Purchaser, Parent and Seller shall (and shall cause their respective Affiliates to) promptly cause the Program Agreement and each of the other Ancillary Agreements to be terminated effective as of the time of the termination of the Merger Agreement; provided that the parties shall first discuss in good faith with each other whether it is desirable to the parties to negotiate for execution of an alternative definitive program and related agreements.

(b) Financing Statements. The Purchaser shall prepare at or prior to the Closing Date such financing statements (the “Financing Statements”) as the Purchaser reasonably determines are necessary or appropriate to fully preserve, maintain and protect the interest of the Purchaser in the Acquired Assets and proceeds thereof. Seller hereby authorizes Purchaser to execute and file such Financing Statements and any continuation statements and amendments thereto in all jurisdictions and with all filing offices as the Purchaser may reasonably determine are necessary or desirable to protect the interest of the Purchaser in and give notice of Purchaser’s interest in the Acquired Assets and proceeds thereof, and the termination of Seller’s rights with respect thereto. Purchaser shall provide to Seller a copy of each financing statement Purchaser intends to file no less than three (3) Business Days prior to the date Purchaser intends to file such Financing Statement. Seller agrees to cooperate with Purchaser in effectuating the intent of this provision, including by means of providing access to records and information reasonably necessary for the completion of such Financing Statements and by means of executing and filing appropriate release or termination documentation as Purchaser shall reasonably request.

(c) Public Announcements. Prior to the Closing, Purchaser, Parent and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without prior consultation with Parent (in the case of Purchaser) or Purchaser (in the case of Parent or Seller); provided, that the restrictions set forth in this Section 5.1(c) shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by Parent in connection with any proposal received relating to the acquisition of all or a substantial portion of the equity of Parent as may be required by applicable Law, the fiduciary duties of the board of directors of Parent or by obligations pursuant to any listing agreement with any national securities exchange; provided, further, that nothing contained in this Agreement shall prevent the parties hereto from making any and all public disclosures legally required to comply with any applicable securities laws or the applicable rules of any stock exchange or regulations or requests of Governmental Authorities.

(d) Responsibility for Taxes.

(i) Parent shall be liable for and pay all Taxes (other than Transfer Taxes as defined below) of, due from or otherwise imposed on Seller or upon any of its

Affiliates or upon Purchaser or any of its Affiliates (by reason of transferee or successor liability or otherwise) relating to the Acquired Assets (A) for Pre-Closing Tax Periods, including (x) any Taxes imposed on Seller’s (or its Affiliates’) net income or gross receipts arising from its sale of the Acquired Assets and (y) any Taxes of or relating to any of the Acquired Entities and (B) with respect to the period from the Cut-Off Time through the end of the Closing Date, any Taxes resulting from, relating to, arising out of or caused by an action or transaction undertaken by Seller, Parent or any of their respective Affiliates during such period, other than any such action or transaction in the ordinary course of business consistent with past practice.

(ii) Except to the extent provided otherwise in Section 5.1(d)(ii), Purchaser shall be liable for and pay all Taxes (other than Transfer Taxes) of, due from or otherwise imposed on Purchaser or upon any of its Affiliates or upon Seller or any of its Affiliates relating to the Acquired Assets for Post-Closing Tax Periods, including any Taxes imposed on the basis of Purchaser’s (or its Affiliates’) net income or gross receipts arising from its purchase of the Acquired Assets.

(iii) For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of such Taxes for the Pre-Closing Tax Period shall be determined (i) with respect to Taxes based on or measured by income or receipts, by assuming that such taxable period consisted of two taxable years or periods, one which ended on the date of the Cut-Off Time and the other which began on the date after the Cut-Off Time, and items of income, gain, deduction, loss or credit for such taxable period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books were closed on the date of the Cut-Off Time; and (ii) in the case of any Tax for any Straddle Period which is not imposed upon or measured by income or receipts (e.g., ad valorem Taxes, Taxes measured by capital, etc.), the amount of such Tax that is allocable to a Pre-Closing Tax Period shall be the amount of such Tax multiplied by a fraction the numerator of which is the number of days in the portion of such Tax period ending on the day immediately preceding the Closing Date, and the denominator of which is the total number of days in the entire Tax period. The amount of such Tax that is allocable to a Post-Closing Tax Period shall be the amount of such Tax less the amount of such Tax so allocated to a Pre-Closing Tax Period. Parent and Purchaser shall, to the extent permitted by applicable Law, prepare all Tax returns consistent with the proration of Taxes in this Section 5.1(d).

(iv) Notwithstanding anything herein to the contrary, all Taxes (other than Taxes measured by or applicable to net income) incurred or imposed in connection with the transactions contemplated by this Agreement, regardless of upon whom such Taxes are levied or imposed by Law, including sales and use Taxes, real property transfer Taxes, excise Taxes, and stamp, documentary, filing, recording, permit, license, or authorization duties or fees (collectively, such Taxes, “Transfer Taxes”), shall be borne and paid 50% by Purchaser and 50% by Parent. Any Tax returns with respect to Transfer Taxes shall be prepared by the party that customarily has primary responsibility for filing such Tax returns pursuant to applicable Law. Seller and Purchaser shall provide to one another a true copy of each such return as filed and evidence of the timely filing thereof.

(v) From and after Closing, Parent and Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (A) the preparation of any Tax return, or (B) any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes; provided that, and notwithstanding any provision herein to the contrary, in no event shall any party or their respective Affiliates be required to provide the other party with access to or copies of its or its Affiliates’ Tax returns. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld or delayed.

(vi) Parent and Purchaser shall be entitled to any refund of any Taxes for which it is liable under this Section 5.1(d).

(vii) With regards to the preparation and filing of U.S. information returns on Forms 1099-C “Cancellation of Debt” for “identifiable events,” within the meaning of the Treasury Regulations under Section 6050P of the Code, with respect to the Accounts, Parent shall be responsible for preparing and filing such forms for “identifiable events” that occur on or prior to the Closing Date and Purchaser shall be responsible for preparing and filing such forms for “identifiable events” that occur on or after the Closing Date.

(viii) With regards to the preparation and filing of U.S. information returns on Forms 1099-MISC, if any, with respect to the Accounts, Parent shall be responsible for preparing and filing such forms for events that occur on or prior to the Closing Date.

(ix) In accordance with Section 6050W of the Code and the regulations and other guidance thereunder, as well as with similar state laws, regulations and other guidance (altogether, the “6050W Reporting Rules”), Parent and Purchaser agree (A) that Seller and/or its electronic payment facilitator (other than Purchaser) shall file in a timely fashion all federal and state tax forms and other documentation required by the 6050W Reporting Rules with respect to transactions with the Parent as a participating payee that were settled by (i.e., payment was made by) Parent and/or its electronic payment facilitator (other than Purchaser), and Purchaser and/or its electronic payment facilitator (other than Parent) shall file in a timely fashion all federal and state tax forms and other documentation required by the 6050W Reporting Rules with respect to transactions with Parent as a participating payee that were settled by (i.e., payment was made by) Purchaser and/or its electronic payment facilitator (other than Seller), and (B) to reasonably cooperate with each other to the extent necessary to allow each of them to perform their obligations under the 6050W Reporting Rules. For the avoidance of doubt, for the purposes of this Section 5.1(d)(ix), “transaction” means Parent accepting an account number or other indicia associated with a payment card as payment.

(e) Remediation and Compliance Actions. For a period of five (5) years after the Closing, each of Parent and Purchaser, at the other party’s request, shall reasonably cooperate with the requesting party to facilitate any remediation or compliance actions reasonably determined by the requesting party to be necessary in connection with any claim, action, suit, arbitration, proceeding or investigation by any Governmental Authority with respect to the Accounts, including providing to such requesting party and its Affiliates with Account Documentation (to the extent retained) reasonably necessary to facilitate such remediation or compliance actions; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the cooperating party’s personnel and in such a manner as not to interfere with the normal operations of the other party. The requesting party shall reimburse the cooperating party for all costs and expenses incurred by it and its Affiliates in connection with its cooperation in accordance with this Section 5.1(e).

(f) Access; Preservation of Records.

(i) To the extent permitted by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Parent and Seller shall, and shall cause their respective Affiliates to, provide to Purchaser and its Representatives reasonable access (including for the purpose of transition and Conversion planning), during normal business hours, to their properties, books, contracts, employees and records relating to the Acquired Assets, the Assumed Liabilities or the Program for purposes related to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that in no event shall Purchaser have access to any information that (i) based on advice of Parent’s counsel, would destroy any legal privilege.

(ii) For a period of seven years following the Closing, each party will grant the other parties and their Representatives reasonable access during normal business hours to (A) all books and records and other data related to the Acquired Assets, the Assumed Liabilities or the Program, (B) make its employees reasonably available to the other party, in each case on terms and conditions reasonably acceptable to such party providing access (including with respect to protecting privilege), in each case of (A) and (B) upon reasonable prior notice if such access is reasonably necessary in connection with the requesting party’s tax, regulatory, litigation, contractual or other legitimate, non-competitive matters; provided that the party requesting such information or access agrees to reimburse the other parties for all reasonable out-of-pocket expenses incurred by the other parties in complying with this Section 5.1(f); provided, further, that no party shall be required to provide any access to any information that (1) based on advice of such party’s counsel, would violate applicable Law or would destroy any legal privilege or (2) would result in the disclosure of any trade secrets or violate any obligation of any party with respect to confidentiality if such party shall have used their reasonable best efforts to have obtained the consent of such third party to such access by the other party.

(iii) Following the Closing, Purchaser shall preserve and keep all original books and records in respect of the Acquired Assets, the Assumed Liabilities or the Program in the possession of Purchaser or its Affiliates and acquired at the Closing in a manner consistent with Purchaser’s customary document retention policies. Parent, Seller and their respective Affiliates shall have the right to retain copies of books and records of the Acquired Assets, the Assumed Liabilities or the Program relating to periods ending on or before the

Closing Date to the extent necessary to comply with applicable Law or regulatory obligations; provided that each of Parent and Seller shall preserve and keep all original books and records in respect of the Acquired Assets, the Assumed Liabilities or the Program in the possession of Parent, Seller or their respective Affiliates and retained at the Closing in a manner consistent with their customary document retention policies.

(g) Confidentiality. Each party to this Agreement shall hold, and shall cause its respective directors, officers, Affiliates, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 5.1(a) or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and no party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Authority. To the extent permitted by applicable Law, each party will notify the other party promptly upon becoming aware that any of the Information has been disclosed to or obtained by a third party (otherwise than as permitted by this Agreement). If this Agreement is terminated pursuant to its terms, each party agrees to promptly destroy all Information in its possession and, if requested by the other party, will deliver a certificate of a senior officer certifying compliance with this provision. The Confidentiality Agreement is hereby terminated.

5.2 Certain Covenants of Parent and Seller. Parent and Seller hereby agree with Purchaser as follows:

(a) Conduct of Business. Except as required by applicable Law or as specifically required by this Agreement or by the Merger Agreement, Parent and Seller, with respect to the Program and the Acquired Assets, from the date hereof through the Closing, shall, and shall cause their respective Subsidiaries to, (i) use commercially reasonable efforts to preserve intact and maintain the existing relations and goodwill with customers, employees, partners, Accountholders, vendors, suppliers, regulators, licensors and licensees and other third parties relating to the Program, (ii) conduct the Program in all material respects in the ordinary course of business consistent with past practice and in accordance with Seller’s Policies and Procedures, and (iii) not implement any changes to the terms and conditions contained in Credit Card Agreements except for Ordinary Course Modifications, provided Seller may make changes to the Credit Card Agreements (A) as otherwise required by or to conform with applicable Law (Parent and Seller agree to inform Purchaser as promptly as reasonably practicable of any such change implemented which is required by or to conform with applicable Law) or set forth in Schedule 5.2(a) or (B) as otherwise first consented to by an instrument in writing signed by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed).

(b) Except as required by applicable Law or as specifically required by this Agreement, Parent and Seller, with respect to the Program and the Acquired Assets, from the date hereof through the Closing, shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of Purchaser (which consent, in the case of clauses (J) through (L) and (N) through (P) below, will not be unreasonably withheld, conditioned or delayed), except as set forth in Schedule 5.2(b):

(A) implement any material change in the terms and conditions of the Accounts or the Program;

(B) implement any change in credit criteria or Seller’s Policies and Procedures with respect to underwriting, collection, risk management, re-aging, delinquency or charge-off, or implement any material change to any other of Seller’s Policies and Procedures (except for changes made in the ordinary course of business consistent with past practice and not in contemplation of the consummation of the transactions contemplated hereby);

(C) other than in connection with a securitization arrangement or other cash management or financing arrangement made in the ordinary course of business consistent with past practice (which arrangement will not be applicable to the Acquired Assets as of the Closing), pledge, assign, place any Lien on, transfer, sell or otherwise dispose of any of the Acquired Assets to any Person other than Purchaser;

(D) amend, modify or waive any provision of the Merger Agreement in any manner materially adverse to Purchaser or its rights under this Agreement or the Ancillary Agreements;

(E) (1) fail to comply with its obligations under the Program Agreement or (2) with the knowledge of any of the individuals listed on Schedule 1.1(d), take any action that such individual on Schedule 1.1(d) who knows the action is being taken actually knows would result in Parent or Purchaser or any of their respective Affiliates being unable to comply with any of their material obligations under the Program Agreement following the Closing;

(F) modify in any material respect the rewards program of Parent applicable to the Accounts;

(G) except as specifically requested by an Accountholder without a prior, targeted solicitation for such migration or move by or on behalf of Parent or Seller, move any Accountholder from an Account to any other credit card product offered by Parent, Seller or any of their Affiliates or partners or solicit, encourage or induce any Accountholder to move from an Account to any other credit card product offered by Parent, Seller or any of their Affiliates or partners, whether prior to or after the Closing and whether or not involving a credit card product that exists on the date hereof (provided that for the avoidance of doubt Seller, Parent and their Subsidiaries may move Accountholders from one CLUB program tier to another CLUB program tier in the ordinary course of business and in accordance with the rewards program of Parent applicable to the Accounts and Seller’s Policies and Procedures);

(H) take any action with respect to the Accounts that would reasonably be expected to prohibit Purchaser from making changes following the Closing to the annual percentage rates or fees charged to Accountholders;

(I) except as required by GAAP, materially modify any of its accounting practices (to the extent that any change in such accounting practices would be binding on or otherwise affect the Acquired Assets, the Assumed Liabilities or Purchaser following the Closing or would affect the determination of the Purchase Price hereunder);

(J) terminate or materially modify any Assumed Contract, other than (1) as required by its existing terms, (2) modification in connection with renewals of Assumed Contracts in the ordinary course consistent with past practice, or (3) as a result of action by the other party to such Assumed Contract;

(K) release, compromise or waive any material claim or right that is part of the Acquired Assets other than in the ordinary course of business;

(L) settle or compromise any litigation or investigation if such settlement or litigation would reasonably be expected to impose any material obligation or material liability on the Acquired Assets, the Assumed Liabilities, the Program or Purchaser or any of its Affiliates;

(M) except as required by any Business Plan or by applicable Law, (1) other than increases in salary and annual bonuses in the ordinary course of business consistent with past practice that do not exceed 3% of the aggregate cost of annual base salaries and annual bonuses in effect as of the date hereof and changes to broad-based Business Plans in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to any Business Employee, (2) enter into, amend or terminate any employment, consulting, indemnification, severance or termination agreement with any employee, director or independent contractor who provides services to the Banking Entities, other than such agreements (excluding any agreements that provide for change in control severance benefits) amended or entered into in the ordinary course of business consistent with past practice in connection with the hiring of new employees, the promotion of current employees or the termination of employees, (3) except for amendments to any Business Plans in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost of any Business Plan, establish, adopt, enter into, amend or terminate any plan, program or arrangement that provides for change in control severance benefits, any material Business Plan or any Employee Plan that would constitute a material Business Plan if in effect as of the date hereof, (4) take any action to accelerate any payments, rights or benefits to Business Employees, fund any benefits for Business Employees, or make any material determinations relating to Business Employees not in the ordinary course of business, under any Business Plan, (5) terminate the employment of any executive officer who is a Business Employee (other than for cause), (6) hire any individual who would be a Business Employee if employed on the date hereof, except for (i) individuals who have a title below director who are hired in the ordinary course of business consistent with past practice and who receive compensation and benefits substantially comparable to the compensation and benefits provided to similarly situated Business Employees and (ii) individuals who are hired to fill a vacancy who receive compensation and benefits substantially comparable to the compensation and benefits that were provided to the prior individual in such role provided that in no event shall Seller enter into any agreement with any such individual that provides for change in control severance benefits, (7) promote any Business Employee to an executive officer role, (8) take any action affecting whether any person is classified as a Business Employee or (9) take any action that results in any person becoming employed by an Acquired Entity;

(N) enter into any securitization arrangement or other cash management or financing arrangement in respect of the Program or that would constitute an Acquired Asset or an Assumed Liability, in each case without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), taking into consideration the funding requirements of the Seller to continue operating in the ordinary course of business;

(O) diminish or materially modify any information security controls, systems or infrastructure of Seller or any of its Affiliates used to maintain the security of customer data or other information in respect of the Acquired Assets, the Assumed Liabilities or the Program;

(P) (1) amend the governing documents of any of the Acquired Entities; (2) form any subsidiary of any of the Acquired Entities or permit any of the Acquired Entities to make any equity investment in any Person; (3) adjust, split, combine or reclassify the common stock, membership units or other equity interest of the Acquired Entities or (4) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any common stock, membership units or other equity interest of the Acquired Entities or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for common stock, membership units or other equity interest of the Acquired Entities;

(Q) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization of any of the Acquired Entities; or

(R) agree to do any of the foregoing described in this Section 5.2(b).

(c) Parent and Seller shall cause any monies collected by Seller in respect of Securitization Receivables that has not been deposited into a related trust account as of the Closing Date for application in accordance with the applicable Securitization Documents, to be so deposited on or promptly after the Closing Date.

5.3 Certain Covenants of Purchaser.

(a) Notices to Accountholders. From the date hereof until the Closing, and except as otherwise contemplated by this Agreement, Purchaser shall not (and shall cause its Affiliates and agents not to) initiate any communication with any Accountholder (or authorized user under any Account) in such capacity without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Any such permitted communication shall be at Purchaser’s sole cost and expense. Purchaser shall notify Accountholders of the change in ownership of the Accounts as soon as practicable after the Closing (but in no event later than sixty (60) days following the Closing Date).

(b) Parent Marks. Except as expressly provided in the Program Agreement, it is expressly agreed that Purchaser is not purchasing or acquiring any right, title or interest in any Parent Marks and Purchaser shall not have any rights to use any Parent Marks after the Closing Date; provided that nothing contained in this Agreement shall limit the ability of Purchaser to provide Accountholders (including authorized users) or any Governmental Authority with copies of any Account Documentation which bears any Parent Mark to the extent required by Law. Purchaser acknowledges that Seller is not transferring any ownership interest in or to any Parent Marks or any goodwill related thereto and symbolized thereby to Purchaser. Purchaser shall not use any Parent Licensed Mark in any manner intended to damage or diminish Seller’s goodwill therein. The parties agree that any use of the Parent Licensed Marks in a manner consistent with Seller’s past practice will not be deemed to damage or diminish Seller’s goodwill therein; provided that Purchaser shall, promptly following receipt of written notice from Seller setting forth with reasonable specificity the usage covered, cease any act or practice in connection with the Acquired Assets or associated program that, in Seller’s opinion, has materially damaged or diminished or would reasonably likely materially damage or diminish the goodwill of Seller or its Affiliates.

5.4 Delivery of Accountholder Master Files. Seller shall provide an Accountholder Master File to Purchaser (i) within ten (10) Business Days following the date hereof (reflecting the Accounts as of the date hereof) and (ii) on the Closing Date (reflecting the Accounts as of the date such Accountholder Master File is prepared, which date shall be mutually agreeable to the parties and no more than ten (10) Business Days prior to the Closing Date), which Accountholder Master File shall include the transaction history of the Accounts for the twelve (12) month period preceding the Closing Date. In the event that a component of the

Accountholder Master File cannot be read by Purchaser, Parent or Seller shall provide to Purchaser (at Seller’s sole cost and expense) a new copy of said component within two (2) Business Days of its receipt of written notification from Purchaser that such replacement is required.

5.5 Transition Team. No later than ten (10) Business Days after the date hereof, the parties shall establish a joint transition team (the “Transition Team”). Within sixty (60) days after the date hereof, the Transition Team shall determine the general scope and business requirements necessary to effectuate the Closing. Within ninety (90) days after the date hereof, the Transition Team shall develop a mutually agreed upon plan to effectuate Conversion and the other matters described on Schedule 5.5, in a manner consistent with the terms of this Agreement and the Program Agreement. No later than ten (10) Business Days after the date hereof, Seller shall designate at least one employee as its lead contact member of the Transition Team (the “Seller Designated Transition Team Member”), and Purchaser shall designate at least one employee as its lead contact member of the Transition Team (the “Purchaser Designated Transition Team Member”). Each party shall have the right, at any time, to appoint a new Seller Designated Transition Team Member (in the case of Seller) or Purchaser Designated Transition Team Member (in the case of Purchaser), as the case may be, in lieu of the foregoing Persons.

5.6 Compliance with FDIC Letter. Purchaser agrees that it will comply with the representations and warranties and covenants of Seller in the Seller’s letter of June 1, 2016 to the Federal Deposit Insurance Corporation (the “FDIC”) and the conditions in the FDIC’s letter of June 1, 2016 to the Seller (the “FDIC Letter”), a true and complete copy of each of which has been made available to Purchaser.

5.7 Employees.

(a) Continuation of Employment; Offers. At least ten (10) Business Days prior to the Closing Date and effective as of the Effective Time, Purchaser shall make an offer of employment that is consistent with the Comparable Job Requirements to all Business Employees. Each Business Employee who accepts Purchaser’s offer of employment is referred to in this Agreement as a “Transferred Employee”. Notwithstanding the foregoing, if any Business Employee is absent from work on long- or short-term disability, workers compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence as of the Closing Date, Purchaser shall have no obligation to make such employee an offer of employment; provided that if such Business Employee returns to work within six (6) months following the Closing Date (or such later date required by applicable Law, including in any case where applicable Law mandates reinstatement upon return from leave), Purchaser shall offer employment to such Business Employee on terms consistent with those applicable to Business Employees generally under this Section 5.7.

(b) Termination of Benefit Plan Participation; Termination of Employment with Parent and Seller. As of the Closing Date, each Transferred Employee shall cease to be regarded as employed by Parent or any of its subsidiaries or Affiliates and shall cease to be an active participant in each Business Plan other than the Assumed Change of Control Agreements. Except as expressly provided in Section 5.7(c) with respect to Assumed Change of

Control Agreements or Section 5.7(i) with respect to short-term incentive compensation, Seller and its Affiliates shall retain all (x) Liabilities in respect of all Business Plans and (y) Controlled Group Liabilities.

(c) Employee Liabilities – In General. Except as otherwise expressly provided in this Section 5.7, Purchaser shall assume all liabilities, responsibilities and obligations arising out of or relating to the Transferred Employees (including, subject to the final sentence of this paragraph, all liabilities of Parent under the Change of Control Agreement between each Business Employee (other than any Business Employee listed on Schedule 5.7(c)) and Seller or Parent (such agreement, each an “Assumed Change of Control Agreement”)) arising on or after the Closing, including, for the avoidance of doubt, all liabilities arising out of or relating to the termination of employment of any Transferred Employee by Purchaser and its Affiliates on or after the Closing. Seller and its Affiliates shall be solely responsible for any and all costs, expenses or liabilities resulting from, or incurred in connection with, the termination of employment by Parent, Seller or any of their Affiliates, prior to, on or after the Closing Date, of any employee of Parent, Seller or their Affiliates (other than with respect to any Assumed Change of Control Agreement), including any such employee who fails to satisfy the conditions to employment with Purchaser set forth in Section 5.7(j); provided, however, that Purchaser shall fully indemnify and hold harmless Seller, Parent and their Affiliates for all severance liabilities (including under each Assumed Change of Control Agreement) arising out of the termination by Parent, Seller or any of their Affiliates, before, on or after the Closing Date, of any Business Employee who received an offer of employment that failed to meet the requirements set forth in Section 5.7(a). Notwithstanding anything to the contrary set forth in this Agreement, Seller and its Affiliates shall be solely responsible for (x) any and all costs, expenses or liabilities resulting from or incurred in connection with the termination of employment by Purchaser or its Affiliates from and after the Closing of any individual listed on Schedule 5.7(c) (including any liabilities under any Change of Control Agreement entered into between Seller or Parent and any such individual listed on Schedule 5.7(c), which agreement shall be deemed an Excluded Asset and the obligations thereunder shall be deemed as Retained Liabilities hereunder) and (y) any obligations under Assumed Change of Control Agreements that relate to equity or other long-term incentive compensation awards granted by Parent and its Affiliates.

(d) Benefit Levels and Continuation; Service Credit. During the 12 month period beginning on the Closing Date, Purchaser shall, or shall cause an Affiliate to, provide each Transferred Employee with, for so long as the Transferred Employee is employed by Purchaser or its applicable Affiliate following the Closing: (i) an annual rate of base salary or annual wage rate that is no less than the annual base salary or annual wage rate in effect immediately prior to Closing, (ii) total annual cash compensation eligibility that is no less favorable than the total annual cash compensation eligibility provided to such Transferred Employee immediately prior to the Closing, (iii) long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Purchaser and its Affiliates under Purchaser’s or its Affiliate’s long-term incentive compensation plans and programs, (iv) severance benefits that are no less favorable than those provided to similarly situated employees of Purchaser and its Affiliates under Purchaser’s or its Affiliate’s severance plans and programs, and (v) other compensation and benefits, including employee retirement, welfare and paid time off benefits that are no less favorable in the aggregate than those made available to similarly situated employees of Purchaser or its Affiliates under Purchaser’s or its Affiliates’ compensation and benefit plans and programs. Effective as of the Closing Date, Purchaser shall use commercially reasonable efforts to cause each Transferred Employee to have immediate access (subject to any applicable eligibility requirements, but taking into account for such purpose the service crediting provisions of this paragraph) to participate in welfare benefit plans that Purchaser and its Affiliates make available to similarly situated employees of Purchaser and its Affiliates and to make COBRA coverage available to such Transferred Employees under any group health or dental plans sponsored by Purchaser and its Affiliates that are subject to COBRA. For purposes of determining (1) eligibility to participate in and vesting under any employee benefit plan of Purchaser or its Affiliates and (2) retirement eligibility under any Purchaser plan providing for the grant of equity awards, and for benefit accrual purposes only for vacation, paid time off and severance benefits, in each case, as applicable, each Transferred Employee shall be credited with the years of service he or she has been credited with under the comparable Business Plans; provided, that such service shall not be recognized (x) to the extent such recognition would result in a duplication of benefits for the same period of service, (y) for purposes of benefit accruals under any Purchaser defined benefit retirement plan, including any cash balance plan and (z) for purposes of retiree medical benefits (but it shall be recognized for access-only retiree medical, if applicable). Purchaser shall use commercially reasonable efforts to waive any preexisting conditions and waiting periods under the welfare benefit plans of Purchaser that provide healthcare benefits in which the Transferred Employees are eligible to participate to the same extent that such conditions and waiting periods were waived under the comparable Employee Plan. Purchaser shall use commercially reasonable efforts to cause the welfare benefit plans of Purchaser that provide healthcare benefits in which the Transferred Employees are eligible to participate to recognize and credit amounts paid by such Transferred Employees under the applicable Business Plan towards satisfying deductible expense requirements and out-of-pocket expense limits during the portion of the calendar year prior to the Closing as if such amounts had been paid in accordance with such Business Plan for the same plan year; provided that the applicable plan administrator under each such Business Plan shall have timely provided the Purchaser with validated information that allows the Purchaser to recognize and credit such amounts.

(e) Accrued Vacation, Salary, Expenses, Sick Leave and Personal Time. Seller or its Affiliates shall be responsible for making payments to Transferred Employees in respect to any earned but unused vacation, earned but unpaid base salary or base wages and unreimbursed business expenses incurred through the Effective Time.

(f) Welfare Plans. Seller shall retain responsibility to provide and satisfy all claims that are incurred by the Transferred Employees under any Business Plans prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, business travel accident, short-term disability and workers compensation insurance benefits, upon the event giving rise to such benefits (except that repetitive motion injury workers compensation claims shall be deemed incurred on the date the applicable claim is filed); (ii) health, vision, dental and/or prescription drug benefits, on the date such services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability carrier for the plan in which the individual participates.

(g) 401(k) Savings Plans. Effective at the Closing, Purchaser shall establish participation by the Transferred Employees in Purchaser’s or an Affiliate’s U.S. tax-qualified defined contribution plan or plans (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Employee who, as of immediately prior to the Effective Time, was eligible to participate in the U.S. tax-qualified defined contribution plan maintained by Parent. Purchaser shall take all action necessary to permit the Purchaser 401(k) Plan to accept rollover contributions (excluding loans) from Transferred Employees.

(h) WARN Act. The parties hereto agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement, including Seller providing to Purchaser a list of all employees terminated from employment in the ninety (90) days prior to the Closing Date. Purchaser shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Transferred Employees that occurs on or after the Closing Date.

(i) Incentive Compensation. As of the Closing, Purchaser shall become solely responsible for short-term incentive compensation with respect to the fiscal year of Closing for each Transferred Employee who is or would be eligible to receive any short-term incentive compensation under any Business Plan pursuant to the terms thereof.

(j) Conditions to Employment. Purchaser’s employment of any Business Employee following the Closing shall be subject to and conditioned upon each individual’s satisfactory completion of Purchaser’s standard employment processes and a background check (including a criminal background check), each of the kind imposed by the Purchaser in the ordinary course with respect to all newly-hired similarly situated employees. Seller shall provide Purchaser with reasonable access to Business Employees for purposes of conducting such background checks.

(k) Delayed Employees. In the event that Seller or Parent hires any individual as a replacement for any Business Employee on or following the twentieth (20th) Business Day prior to the Closing Date (each such individual, a “Delayed Employee”), (i) Seller and Purchaser shall cooperate in good faith to facilitate the transfer of such Delayed Employee’s employment from Seller or its Affiliate to Purchaser as soon as reasonably practicable following the Closing Date, subject to and conditioned upon the Delayed Employee’s satisfactory completion of Purchaser’s standard employment processes and a background check (including a criminal background check), (ii) during the period between the Closing Date and the date the Delayed Employee transfers employment to Purchaser, Seller and its Affiliates shall continue to employ such Delayed Employee at Seller’s and its Affiliate’s sole expense and (iii) any liabilities relating to such Delayed Employee that are assumed by Purchaser in accordance with this Section 5.7 shall be assumed as of the date the Delayed Employee commences employment with Purchaser (and not on the Closing Date).

(l) No Third-Party Rights. The parties hereto acknowledge and agree that all provisions contained in this Section 5.7 are included solely for the benefit of the parties hereto and nothing contained herein (i) shall create any third-party beneficiary rights in any Business Employee (including any beneficiary or dependent thereof), (ii) be construed as an amendment to any employee benefit plan or program or (iii) otherwise oblige Purchaser, Parent or any of their respective Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Effective Time.

5.8 No Solicitation of Alternative Transactions.

(a) From the date of this Agreement until the Closing Date, or until this Agreement is terminated in accordance with its terms, Parent and Seller shall not, and shall cause their Affiliates not to, and shall not assist or facilitate Retail Buyer or any of its Affiliates to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, or authorize any financial advisor or other Representative to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Purchaser or its Representatives) concerning, or enter into any definitive agreement in respect of, any potential sale of or transaction involving the Acquired Assets, the Assumed Liabilities or the Program.

(b) Parent and Seller shall, and shall cause their respective Affiliates and Representatives to, immediately terminate any existing discussions or negotiations with any Persons (other than Purchaser or its Representatives) conducted heretofore with respect to any of the potential transactions described in Section 5.8(a), and promptly following the Closing Date shall use reasonable best efforts to cause all Persons other than Purchaser who have been furnished confidential information regarding the Acquired Assets or the Program in connection with the solicitation of or discussions regarding any of the transactions described in Section 5.8(a) within the twenty-four (24) months prior to the date hereof promptly to return or destroy such information. Each of Parent and Seller agrees not to, and to cause its Affiliates and Representatives not to, release any third party from the confidentiality, employee non-solicit or other similar provisions of any agreement with respect to the transactions described in Section 5.8(a) (“Bidder Agreements”) and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to engage in any transaction described in Section 5.8(a). Following the Closing, Parent and Seller shall, and shall cause their respective Affiliates to, cooperate with Purchaser, upon Purchaser’s request and at Purchaser’s expense, to enforce the parties’ rights under the Bidder Agreements.

(c) Notwithstanding this Section 5.8 or anything else to the contrary contained in this Agreement, nothing in this Agreement shall limit, restrict or otherwise affect any rights of Parent with respect to any Competing Proposal (as defined in the Merger Agreement) pursuant to Section 5.03, Section 5.08 and Section 7.01 and Section 7.02 under the Merger Agreement, including Parent’s rights to provide Competing Proposal Information (as defined in the Merger Agreement) and participate in discussions with the person making any Competing Proposal, in all cases subject to, in compliance with and solely to the extent permitted under, the terms and conditions of the Merger Agreement.

5.9 Third-Party Consents. Each party shall use its respective reasonable best efforts to obtain any Third Party Consent and give any notice necessary for the transfer or assignment of any and all Acquired Assets or the assumption of any of the Assumed Liabilities. In furtherance and not in limitation of the foregoing, promptly upon the execution of this Agreement and subject to applicable Law, the parties will reasonably coordinate in good faith in respect of any communications by Parent or Seller with the parties other than Governmental Entities whose consent or waiver or to whom notice is required, including Third-Party Consents. The parties, in consultation with each other, shall follow up with all such parties with respect to, and to obtain, all such required consents, and shall keep each other reasonably informed regarding the progress and status of such efforts. If any such consent or approval is not obtained, the applicable Acquired Asset or Assumed Liability (other than with respect to any Securitization Assets and Securitization Documents) will be subject to the provisions of Section 2.5. The parties hereby further agree to allocate the consent fees between Parent and Seller, on the one hand, and Purchaser, on the other, relating to certain specified Third-Party Consents as set forth in Schedule 5.5. Seller shall not be required to pay any such fees until the Closing Date.

5.10 Certain Transition Matters regarding Activities Performed by Seller Before Closing Date. In the case of any reporting or other obligation of Purchaser (or one or more of its Affiliates) under applicable Law or pursuant to contractual obligation that arises after the Closing Date but relates back, in whole or in part, to activities performed (or to be performed) by Seller (or one or more of its Affiliates or vendors) prior to the Closing Date, (a) Seller agrees that, as of the Closing Date, and (b) Parent agrees that, at least 30 days prior to the date on which any such reporting or other obligation arises, in each case, it will provide such documents, reports, certifications, assessments, attestations by its accountants or other similar materials as Purchaser may reasonably request or as may be reasonably necessary for Purchaser to comply with such Law or contractual obligation or to carry out the purposes and intents of this Agreement, including assessment and attestation reports (and any related required consents) of the type contemplated by Item 1122 of Regulation AB, servicer compliance statements of the type contemplated by Item 1123 of Regulation AB, and certifications in support of the certification required by Rules 13a-14(d) and 15d-14(d) under the Securities Exchange Act of 1934 (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002).

5.11 Further Assurances. The parties agree that, from time to time, whether before, on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement.

5.12 Transitional Servicing Agreement. The parties agree to cooperate to negotiate in good faith prior to the Closing to enter into the Transitional Servicing Agreement that incorporates the Transitional Servicing Agreement Principles, together with such other mutually agreed terms and provisions that are not inconsistent with the Transitional Servicing Agreement Principles and that are customary for an agreement of that nature in this type of transaction. If the parties are unable to negotiate the Transitional Servicing Agreement prior to the Closing, then the Transitional Servicing Agreement Principles shall be legally binding upon the parties effective as of the Closing and references herein and therein to the Transitional Servicing Agreement shall mean the Transitional Servicing Agreement Principles, until such time (if any) as the parties negotiate and execute the Transitional Servicing Agreement. The Transitional Servicing Agreement, once executed, will supersede the Transitional Servicing Agreement Principles.

5.13 Lincoln Lease Agreement. The parties agree to cooperate to negotiate in good faith prior to the Closing to enter into the Lincoln Lease Agreement on the terms set forth on Schedule 1.1(g) and otherwise on other terms to be mutually agreed between Parent and Purchaser in good faith prior to the Closing, whether as a “Service” under the Transitional Servicing Agreement or otherwise. If the parties are unable to negotiate the Lincoln Lease Agreement prior to the Closing, then the terms set forth on Schedule 1.1(g) shall be legally binding upon the parties effective as of the Closing and references herein and therein to the Lincoln Lease Agreement shall mean the terms set forth on Schedule 1.1(g), until such time (if any) as the parties negotiate and execute the Lincoln Lease Agreement. The Lincoln Lease Agreement, once executed, will supersede the terms set forth on Schedule 1.1(g).

5.14 Certain Cooperation. Following the date hereof and prior to the Closing, the parties will cooperate and discuss in good faith to determine whether there are any mutually agreeable changes to this Agreement that would minimize the aggregate Tax liability to the parties resulting from the transactions contemplated hereby, including regarding the components of the aggregate Purchase Price (or reduction thereof) and the allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities, but that would also ensure that each party receives, in the aggregate, the same economic benefits under this Agreement and any other related agreement as each party would have received absent any such changes and that would not reasonably be expected to prevent or materially delay the Closing.

ARTICLE VI

CONDITIONS OF CLOSING

6.1 Conditions Applicable to Purchaser. The obligation of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver by Purchaser of the following conditions at or prior to the Closing:

(a) Accuracy of Representations and Warranties. (i) The representations and warranties of Parent and Seller contained in Sections 4.1(a), 4.1(b), and 4.1(i)(B) shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date) (without giving effect to any qualifier as to “materiality” or other similar qualifiers set forth therein); and (ii) the other representations and warranties of Parent and Seller in Section 4.1 shall be true and correct in each case as of the date of this Agreement and as of Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such date) (without giving effect to any qualifier as to “materiality” or other similar qualifiers set forth therein), except in the case of this clause (ii) where the failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of this Agreement. All the covenants and agreements required by this Agreement to be complied with and performed by Parent and Seller at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Governmental Consents. The parties shall have received all approvals and actions of or by all Governmental Authorities set forth on Schedule 6.1(c).

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have issued an order that remains in effect and prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or by the Program Agreement.

(e) Program Agreement. The Program Agreement shall have been fully executed and delivered by the parties thereto and shall remain in effect as of the Closing Date.

(f) Merger Agreement; Dissolution of Seller. (i) The conditions to the consummation of the Merger set forth in Article VI of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement (other than (A) such conditions addressing the consummation of the purchase and sale of the Acquired Assets pursuant to this Agreement, (B) such conditions addressing the dissolution or liquidation of Seller or the termination of its banking charter and (C) such other conditions that by their terms are to be satisfied at the closing of the Merger, but in each case subject to the satisfaction or waiver of such conditions) and (ii) Purchaser shall have received an irrevocable letter from the parties to the Merger Agreement stating that such parties are ready, willing and able to consummate the Merger immediately following the consummation of the transactions contemplated hereby.

(g) Materially Burdensome Condition. None of the Seller Required Approvals or the Purchaser Required Approvals shall have resulted in the imposition of any Materially Burdensome Condition.

(h) Closing Deliverables. Purchaser shall have received the deliverables set forth in Section 3.2(a).

6.2 Conditions Applicable to Seller and Parent. The obligation of Seller and Parent under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller and Parent of the following conditions at or prior to the Closing:

(a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser shall be true and correct in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failures of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impair Purchaser from consummating the transactions contemplated by this Agreement.

(b) Performance of this Agreement. All the covenants and agreements required by this Agreement to be complied with and performed by Purchaser on or prior to the Closing shall have been complied with and performed in all material respects.

(c) Governmental Consents. The parties shall have received all approvals and actions of or by all Governmental Authorities set forth on Schedule 6.1(c).

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have issued an order that remains in effect and prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or by the Program Agreement.

(e) Program Agreement. The Program Agreement shall have been fully executed and delivered by the parties thereto and shall remain in effect as of the Closing Date.

(f) Merger Agreement; Dissolution of Seller. (i) The conditions to the consummation of the Merger set forth in Article VI of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement (other than (A) such conditions addressing the consummation of the purchase and sale of the Acquired Assets pursuant to this Agreement, (B) such conditions addressing the dissolution or liquidation of Seller or the termination of its banking charter and (C) such other conditions that by their terms are to be satisfied at the closing of the Merger, but in each case subject to the satisfaction or waiver of such conditions) and (ii) Parent shall have received an irrevocable letter from the other parties to the Merger Agreement stating that such other parties are ready, willing and able to consummate the Merger immediately following the consummation of the transactions contemplated hereby.

(g) Closing Deliverables. Seller shall have received the deliverables set forth in Section 3.2(b).

ARTICLE VII

INDEMNIFICATION

7.1 Parent’s Indemnification Obligations. From and after the Closing, Parent shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors and employees from and against any and all Losses (as hereinafter defined) arising from or relating to: (a) the breach of any representation or warranty of Parent or Seller contained in Section 4.1 (it being understood that for purposes of this Section 7.1 any qualifications of any such representation or warranty relating to materiality or Material Adverse Effect shall be disregarded); (b) the failure by Parent or Seller to perform any of its covenants contained in this Agreement or the Assignment and Assumption Agreement; (c) the Retained Liabilities and the Excluded Assets; or (d) any and all Taxes that are the responsibility of Parent pursuant to Section 5.1(d).

7.2 Purchaser’s Indemnification Obligations. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Parent and its Affiliates and their respective officers, directors and employees from and against any and all Losses arising from or relating to: (a) the breach of any representation or warranty of Purchaser contained in Section 4.2 (it being understood that for purposes of this Section 7.2 any qualifications of any such representation or warranty relating to materiality or Material Adverse Effect shall be disregarded); (b) the breach or failure by Purchaser to perform any of its covenants contained in this Agreement or the Assignment and Assumption Agreement; (c) the Assumed Liabilities; or (d) any and all Taxes that are the responsibility of Purchaser pursuant to Section 5.1(d).

7.3 Definition of Losses.

(a) For purposes of this Agreement, the term “Losses” shall mean any and all liabilities, damages, claims, losses, fines, fees, penalties, interest, Taxes (subject to the allocations of responsibility pursuant to Section 5.1(d)), costs and expenses (including reasonable disbursements and attorneys’ fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) that are imposed, sustained, suffered by or asserted against an Indemnified Party.

(b) In calculating the amount of any Losses of an Indemnified Party under this Article VII, there will be subtracted the amount of any (i) insurance proceeds, (ii) third-party payments and (iii) Tax benefits, in each case, actually received by the Indemnified Party with respect to such Losses and net of any actual costs, expenses, deductibles or premiums incurred in connection with securing or obtaining such proceeds, payments or benefits. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (i), (ii) or (iii) above, the Indemnified Party will remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of any actual costs, expenses, deductibles or premiums incurred in connection with securing or obtaining such proceeds), less (ii) the full amount of the Loss.

(c) Without limitation of their respective rights and obligations as set forth elsewhere in this Article VII, and subject to the procedures for indemnification claims set forth in this Article VII, each of the parties agrees to use commercially reasonable efforts to mitigate its respective Losses hereunder.

(d) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect, incidental, exemplary, special or punitive damages or consequential damages that are not reasonably foreseeable, (in each case except to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages).

7.4 Tax Consequences of Indemnification. Purchaser and Parent agree that, for purposes of computing the amount of any indemnification payment under this Article VII, any such indemnification payment shall be treated as an adjustment to the Final Purchase Price for all Tax purposes, except as otherwise required by the Code or any applicable Tax Law.

7.5 Other Indemnification Provisions.

(a) Procedures; Notice of Claims.

(i) The parties agree that in case any claim is made or any suit or action is commenced by a third party (a “Third Party Claim”) which may give rise to a right of indemnification for such party (or its Affiliates or their respective officers, directors or employees) hereunder (the “Indemnified Party”) from the other party (the “Indemnifying Party”), the Indemnified Party will give notice to the Indemnifying Party as promptly as reasonably practicable after the Indemnified Party has become aware of and determined that such Third Party Claim has given or may reasonably be expected to give rise to a right of indemnification hereunder. The failure to give such notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in respect of the defense of any such Third Party Claim, and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which gives rise to a right of indemnification hereunder. The Indemnifying Party shall have the right to defend any Third Party Claim in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to control the defense of any such Third Party Claim (A) to the extent such suit, claim or proceeding seeks an injunction or other equitable relief against the Indemnified Party, or (B) if counsel for the Indemnified Party advises the Indemnified Party that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party, then in the case of clause (A), the Indemnified Party shall have the right to control the defense of such portion of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party, and in the case of clause (B), the Indemnified Party shall defend any Third Party Claim and, in each case, may retain one counsel reasonably satisfactory to it (and any necessary local counsel), and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel. The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days of having been notified pursuant to this Section 7.5(a)(i) if the Indemnifying Party is entitled to assume and elects to assume the defense of any such Third Party Claim and employ counsel. If the Indemnifying Party elects not to defend such Third Party Claim or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend such claim at the expense of the Indemnifying Party; provided that the Indemnified Party may not compromise or settle any such claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party may not compromise or settle any such claim or permit a default or consent to entry of any judgment without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed); provided that no such compromise or settlement shall obligate the Indemnified Party to make any admission of fault or wrongdoing or to take any action other than the delivery of a customary release relating to such claim (it being understood that any such customary release shall fully and unconditionally release the Indemnified Party from any liability related to such suit, claim or proceeding). Notwithstanding anything to the contrary set forth herein, the Parent shall have the sole and exclusive right to commence or threaten any litigation relating to the Parent Marks. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party is entitled to assume and elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense.

(ii) Except as set forth in the following proviso, notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not be entitled to participate in any proceeding, contest, claim or other action with respect to any consolidated, combined, unitary or Affiliated Tax return that includes Parent or any Affiliate thereof (or to review any such Tax returns), and Parent shall not be entitled to participate in any proceeding, contest, claim or other action with respect to any consolidated, combined, unitary or Affiliated Tax return that includes Purchaser or any Affiliate thereof (or to review any such Tax returns); provided, however, that in the event that a proceeding, contest or claim (a “Tax Claim”) relates to any consolidated, combined, Affiliated or unitary Tax return of an Indemnified Party for which indemnification is sought pursuant to this Agreement, then the Indemnified Party shall control the Tax Claim; provided that the Indemnified Party (A) provides the Indemnifying Party with notice reasonably in advance of any proceeding or similar event relating to such Tax Claim, (B) consults in good faith with the Indemnifying Party on the resolution of the Tax Claim and on any written submission in connection with such Tax Claim, including providing the Indemnifying Party an opportunity to review and provide comments on any written submission, and (C) does not settle, either administratively, after the commencement of litigation or otherwise, such Tax Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Subrogation. Upon the payment in full of any claim under this Article VII, the Indemnifying Party will be subrogated to the rights of the Indemnified Party as against any other Persons with respect to the subject matter of such claim to the extent of the amount paid by the Indemnifying Party under this Article VII.

(c) Limitations on Indemnification Relating to Breaches of Representations and Warranties.

(i) Notwithstanding anything to the contrary set forth in this Article VII, Purchaser and its Affiliates and their respective officers, directors and employees shall not be entitled to indemnification pursuant to Section 7.1(a) (other than in respect of any claim for indemnification relating to any alleged or actual breach of any of the representations and warranties set forth in Section 4.1(a), (b), (d) or (k)) (A) in respect of any individual claim, occurrence or any series of related claims arising from similar facts, until Losses in respect of such individual or series of related claims are greater than $75,000 (the “De Minimis Claim Amount”), and (B) unless and until the aggregate amount of all Losses of Purchaser and its

Affiliates and their respective officers, directors and employees exceeds $10,000,000 (the “Deductible Amount”), it being understood that Parent shall be responsible only for Losses in excess of the Deductible Amount; provided, however, that Parent shall have no obligation to indemnify Purchaser from and against Losses pursuant to Section 7.1(a) (other than in respect of any Losses to the extent relating to any alleged or actual breach of the representations and warranties set forth in Section 4.1(a), (b), (d) or (k), in which case the maximum amount of Losses Parent shall be liable for shall be an amount equal to the Purchase Price in respect of the Acquired Assets (not taking into account the Assumed Liabilities)) to the extent such Losses exceed $300,000,000. This Section 7.5(c)(i) shall not apply to any Losses arising out of the fraud or willful misconduct of Parent, Seller or their respective Affiliates or indemnification with respect to Taxes, which are the subject of Section 5.1(d).

(ii) Notwithstanding anything to the contrary set forth in this Article VII, Parent and its Affiliates and their respective officers, directors and employees shall not be entitled to indemnification pursuant to Section 7.2(a) (other than in respect of any claim for indemnification relating to any alleged or actual breach of any of the representations and warranties included in Section 4.2(a), (b) or (i)), (A) in respect of any individual claim, occurrence or any series of related claims arising from similar facts, until Losses in respect of such individual or series of related claims are greater than the De Minimis Claim Amount, and (B) unless and until the aggregate amount of all Losses of Parent and its Affiliates and their respective officers, directors and employees exceeds the Deductible Amount, it being understood that Purchaser shall be responsible only for Losses in excess of the Deductible Amount; provided, however, that Purchaser shall have no obligation to indemnify Parent from and against Losses pursuant to Section 7.2(a) (other than in respect of any Losses to the extent relating to any alleged or actual breach of any of Section 4.2(a), (b) or (i), in which case the maximum amount of Losses Purchaser shall be liable for shall be an amount equal to the Purchase Price in respect of the Acquired Assets (not taking into account the Assumed Liabilities) to the extent such Losses exceed $300,000,000. This Section 7.5(c)(ii) shall not apply to any Losses arising out of the fraud or willful misconduct of Purchaser or its Affiliates or indemnification with respect to Taxes, which are the subject of Section 5.1(d).

(d) Survival of Covenants and Representations of Warranties. The representations and warranties of the parties set forth in Article IV shall survive the Closing for a period of fifteen (15) months; provided, however, that (i) a valid claim for indemnification for breach of a representation or warranty with respect to which notice was validly given pursuant to Section 7.5(a)(i) by an Indemnified Party prior to the end of such fifteen (15) month period shall survive until such claim is fully and finally determined; (ii) any claim for indemnification for any alleged breach of any of the representations and warranties set forth in Section 4.1(a), (b), (d) or (k) shall survive for the extent of the applicable statute of limitation (giving effect to any extension thereof); and (iii) any claim for indemnification for any alleged breach of any of the representations or warranties of Purchaser contained in Section 4.2(a), (b) or (i) shall survive for the extent of the applicable statute of limitation (giving effect to any extension thereof). The indemnification obligations of the parties arising out of the breach of the covenants of the parties contained in this Agreement shall survive the Closing until the applicable statute of limitations (giving effect to any extension thereof).

7.6 Exclusive Remedy. The parties acknowledge that, from and after the Closing, except with respect to claims relating to fraud or willful misconduct by a party or any equitable remedies pursuant to Section 9.9, this Article VII will constitute Parent’s and Purchaser’s sole and exclusive remedy for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

8.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated prior to the Closing:

(a) by either Purchaser or Parent, respectively, in the event of a breach or default in the performance by Purchaser (in the case of a termination by Parent) or by Parent or Seller (in the case of a termination by Purchaser) of any representation, warranty, covenant or agreement in this Agreement of such party, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such party, constitute grounds for the conditions set forth in Section 6.1(a) or (b), or Section 6.2(a) or (b), as the case may be, not to be satisfied at the Closing, and (ii) has not been, or cannot be, cured within thirty (30) days after written notice (or, if earlier, the Outside Date), is given by the terminating party to the breaching or defaulting party; provided, however, that Purchaser or Parent, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a) if Purchaser (in the case of a termination by Parent) or Parent or Seller (in the case of a termination by Purchaser), as the case may be, has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.1(a) or (b), or Section 6.2(a) or (b), as the case may be, would not be satisfied;

(b) by the mutual written consent of Parent and Purchaser;

(c) by either Parent or Purchaser, if the Closing shall not have occurred on or before the date that is twelve (12) months after the date hereof (the “Outside Date”); provided, however, that Purchaser or Parent, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if Purchaser (in the case of a termination by Parent) or Parent or Seller (in the case of a termination by Purchaser), as the case may be, has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.1(a) or (b), or Section 6.2(a) or (b), as the case may be, would not be satisfied;

(d) by Parent or Purchaser if the Merger Agreement or the Program Agreement has been terminated; or

(e) by either the Purchaser or Parent, if any Governmental Authority of competent jurisdiction shall have issued, enacted or entered any order, injunction or decree permanently enjoining, restraining or prohibiting the Merger, and such order, injunction or decree shall have become final and non appealable, if applicable; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party that has failed in any material respect to comply with Section 5.1(a).

8.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (a) Section 5.1(c), Section 5.1(g), this Section 8.2, Section 8.3 and Article IX shall survive any such termination, and (b) nothing herein shall relieve any party hereto from liability or damages arising out of fraud or any willful or intentional breach of this Agreement.

8.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated (A) by either party pursuant to Section 8.1(c) at a time when all the conditions set forth in Article VI (other than those set forth in Section 6.1(f) and 6.2(f)) have been satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but in each case which would be capable of being satisfied if the Closing Date were the date of such termination, (B) by either party pursuant to Section 8.1(d) due to the Merger Agreement having been terminated, or (C) by Purchaser pursuant to Section 8.1(a); and

(ii) the Merger Agreement is also terminated (A) under circumstances where a Company Termination Fee is payable by Parent to the Retail Buyer pursuant to Section 7.02(b)(i) or Section 7.02(b)(ii) of the Merger Agreement or (B) by the mutual agreement of the parties thereto and, in connection with such termination, Retail Buyer or any of its Affiliates receive any payment or fee from Parent or any of its Affiliates (whether pursuant to the terms of the Merger Agreement or otherwise);

then, concurrently upon Parent’s payment of the Company Termination Fee to the Retail Buyer pursuant to the Merger Agreement, Parent shall pay to Purchaser an amount equal to (x) $14,000,000, in the case of the foregoing clause (A), or (y) ten percent (10%) of the aggregate payment or fee referred to in the foregoing clause (ii)(B), in the case of the foregoing clause (B), as applicable (the “Termination Fee”); provided, however, that no Termination Fee shall be payable if Purchaser or any of its Affiliates is participating as a bank partner in such Competing Proposal. Each of the parties acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which the Termination Fee is due and payable and which do not involve fraud or intentional breach of this Agreement by Parent or Seller, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(b) Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner any amount due pursuant to Section 8.3(a) or Purchaser fails to pay in a timely manner any amount due pursuant to Section 8.3(a), then (i) the party required to make such payment shall reimburse the party to whom such payment is to be made for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the party required to make such payment shall pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at a rate equal to the Federal Funds Rate.

(c) In the event that Purchaser receives full payment of the Termination Fee pursuant to Section 8.3(a), then except in the case of fraud or intentional breach of this Agreement by Parent or Seller, the receipt of the Termination Fee shall be the sole and exclusive remedy against Parent, Seller, Retail Buyer and their respective Affiliates for any and all Losses suffered or incurred by Purchaser or any of its Affiliates or any other person in connection with this Agreement (and the termination hereof) and the transactions contemplated hereby (and the abandonment hereof) or any matter forming the basis of such termination, whether such Losses are based on contract, tort, or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person or sent if sent by email or facsimile transmission (provided that confirmation of receipt of the email or facsimile transmission is obtained, as applicable), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Seller or Parent:	Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska 69160
Facsimile No.: (308) 254-8060
Attention: Legal Department

With a copy to:	World’s Foremost Bank
4800 N.W. 1st Street, Suite 300
Lincoln, Nebraska 68521
Facsimile No.: [ ]
Attention: Legal Department

With a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Attention:	Brian J. Fahrney
Scott R. Williams
	Facsimile:	(312) 853-7036
Email: bfahrney@sidley.com
swilliams@sidley.com

With a copy to:	Sidley Austin LLP
1501 K Street, N.W.
Washington, D.C. 20005
	Attention:	William S. Eckland
	Facsimile:	(202) 736-8711
	Email:	weckland@sidley.com

If to Purchaser:	c/o Capital One, National Association
1680 Capital One Drive
McLean, Virginia 22102
	Attention:	Murray Abrams, Executive Vice
President, Corporate Development

With a copy to:	Capital One, National Association
1680 Capital One Drive
McLean, Virginia 22102
	Attention:	Shahin Rezai, Senior Vice President
and Chief Counsel – Transactions

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
	Attention:	Matthew M. Guest, Esq.
Brandon C. Price, Esq.
	Facsimile:	(212) 403-2000
	Email:	MGuest@wlrk.com
BCPrice@wlrk.com

9.2 Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; except that no such consent shall be required for any assignment of this Agreement, by operation of Law or otherwise to the surviving corporation in the Merger, as a result of the consummation of the transactions contemplated by the Merger Agreement; provided that this Agreement and each of the Ancillary Agreements shall be assigned by operation of law by Parent to the surviving corporation in the Merger and shall be binding on such surviving corporation and its successors and assigns; provided, further that in the event that this Agreement is not assigned by operation of law upon the sale of Parent or all or substantially all of its assets to Retail Buyer though a series of one or more related transactions (whether pursuant to the Merger Agreement or otherwise), Parent shall assign this Agreement and all of its continuing rights and obligations hereunder to Retail Buyer and Retail Buyer shall expressly assume all of the obligations of Parent hereunder. Any assignment or transfer in violation of the preceding sentence shall be void.

9.3 Entire Agreement. This Agreement (together with the exhibits and schedules to this Agreement) and the Ancillary Agreements, collectively, constitute the entire agreement between the parties and supersede any other agreement, whether written or oral, that may have been made or entered into by Seller and Purchaser (or by any officer or officers of any of such parties) relating to the matters contemplated hereby.

9.4 Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by Purchaser, on the one hand, and Seller and Parent, on the other hand, or, in the case of a waiver, by the party waiving compliance. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any such condition or breach or waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

9.5 Expenses. The parties will each bear their own legal, accounting and other costs in connection with the transactions contemplated hereby, including Taxes, if any, which are imposed upon a party attributable to its activities hereunder, except as otherwise specified in this Agreement or in any Ancillary Agreement.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action or proceeding relating thereto except in the courts in the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described above, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(C).

9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

9.9 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 9.9 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 8.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 9.9 prior, or as a condition, to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall be required to post any bond or other security as a condition to institute any proceeding for specific performance under this Section 9.9.

9.10 No Joint Venture. Nothing in this Agreement shall be deemed to create a partnership or joint venture between any of the parties hereto.

9.11 No Third-Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

9.12 Disclosure Schedules. The Seller Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Seller Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of Parent or Seller. The inclusion of any matter, information, item or other disclosure set forth in any section of the Seller Disclosure Schedule shall not be deemed to constitute an admission of any liability of Parent or Seller (as applicable) to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement or is required to be disclosed under this Agreement. Each section of the Seller Disclosure Schedule corresponds to the section of this Agreement to which it relates; provided that any fact or condition disclosed in any section in such a way as to make its relevance to another section that relates to a representation or representations made elsewhere in this Agreement reasonably apparent on its face shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto. Certain matters disclosed in the Seller Disclosure Schedule are not material and/or have been disclosed for informational purposes only.

9.13 Merger Agreement. Nothing in this Agreement shall in any way be deemed to limit Parent’s or any of its Affiliate’s rights or ability to exercise any right it has under the Merger Agreement that would not breach or violate any term of this Agreement or to terminate the Merger Agreement in accordance with its terms. Parent and its Affiliates shall keep Purchaser reasonably informed on a current basis regarding the status of obtaining any approvals of Governmental Authorities required to consummate the Merger and any material developments relating thereto; provided that Parent and its Affiliates shall not be obligated to provide any notices from any Governmental Authority related to the Merger Agreement or any approvals necessary under the Merger Agreement to Purchaser nor shall Parent or any of its Affiliates be required to permit or invite Purchaser to participate in any meetings with or any filings to be made with any Governmental Authority with respect to the Merger Agreement or the Merger. Parent and its Affiliates may defend and settle (but shall keep Purchaser reasonably informed regarding) any litigation or claim by any securityholder of Parent or any of its Affiliates related to the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby and any material developments relating thereto.

9.14 Non-Recourse. Except for the parties hereto, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, Parent, Purchaser or any of their respective Affiliates shall have any liability for any obligations or liabilities of Seller or Purchaser (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Seller and Purchaser have caused this Agreement to be duly executed as of the date first above written.

CABELA’S INCORPORATED

By:	/s/ Thomas L. Millner
Name:	Thomas L. Millner
Title:	Chief Executive Officer

WORLD’S FOREMOST BANK

By:	/s/ Sean B. Baker
Name:	Sean B. Baker
Title:	President and Chief Executive Officer

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Richard D. Fairbank
Name:	Richard D. Fairbank
Title:	Chief Executive Officer

EXHIBIT D

FORM OF SECURITIZATION TRANSFER AGREEMENT1

OMNIBUS SECURITIZATION DOCUMENTS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT, dated as of [●], 2016 (the “Omnibus Assignment and Assumption Agreement”) among World’s Foremost Bank, a Nebraska state banking (the “Original Seller and Servicer”), WFB Funding, LLC, a Nebraska limited liability company (the “Transferor”), [●], a national banking association (the “New Seller and Servicer”), U.S. Bank National Association, as Trustee for the Cabela’s Master Credit Card Trust (the “Master Trust Trustee”) and as indenture trustee (the “Indenture Trustee”), Cabela’s Credit Card Master Note Trust, a Delaware statutory trust (the “Issuer”), Wells Fargo Delaware Trust Company, National Association, as Owner Trustee for the Issuer (the “Owner Trustee”) and Clayton Fixed Income Services LLC, as asset representations reviewer (“Clayton”).

RECITALS

WHEREAS, the Original Seller and Servicer and the Transferor are parties to the Amended and Restated Receivables Purchase Agreement, dated as of June 14, 2016 (as amended and supplemented from time to time, the “Receivables Purchase Agreement”);

WHEREAS, the Transferor, the Original Seller and Servicer and the Master Trust Trustee are parties to the Third Amended and Restated Pooling and Servicing Agreement, dated as of June 14, 2016 (as amended and supplemented from time to time, the “Pooling and Servicing Agreement”);

WHEREAS, the Issuer, the Original Seller and Servicer and the Indenture Trustee are parties to the Second Amended and Restated Master Indenture, dated as of June 14, 2016 (as amended and supplemented from time to time, the “Indenture”);

WHEREAS, the Issuer, the Transferor, the Original Seller and Servicer and the Indenture Trustee are parties to the Transfer and Administration Agreement, dated as of April 14, 2004 (as amended and supplemented from time to time, the “Transfer and Administration Agreement”);

WHEREAS, the Transferor, the Original Seller and Servicer and Clayton are parties to the Asset Representations Review Agreement, dated as of June 14, 2016 (the “Asset Representations Review Agreement”);

WHEREAS, Schedule A hereto lists all agreements relating to the securitization program, including the Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Indenture, the Transfer and Administration Agreement and the Asset Representation Review Agreement and all amendments or supplements thereto (collectively, the “Securitization Agreements”);

[1]	The Parties agree that this Form of Securitization Transfer Agreement may be modified by mutual agreement of the Parties prior to execution hereof to reflect any additional or different amendments or modifications to the Securitization Agreements (i) deemed reasonably necessary or appropriate to effect the Securitization Assignment and Assumption and (ii) that are permitted under the terms of such Securitization Agreements without consent of any investor.

WHEREAS, the Original Seller and Servicer owns the capital stock of WFB Funding Corp. and a membership interest in the Transferor;

WHEREAS, the Original Seller and Servicer, certain of its affiliates and [●] are parties to a Bank Sale and Purchase Agreement (the “Purchase Agreement”), dated as of [●], as amended from time to time according to its terms; and

WHEREAS, the Original Seller and Servicer intends to assign to the New Seller and Servicer all of its right, title and interest and delegate all of its duties and obligations that are incurred or accrue on or after the date hereof, in, to and under the Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Indenture, the Transfer and Administration Agreement and the Asset Representation Review Agreement, and each other Securitization Agreement to which it is a party.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do covenant and agree as follows:

ARTICLE I.

ASSUMPTION AND ASSIGNMENT

SECTION 1.1. Unless otherwise defined in this Omnibus Assignment and Assumption Agreement, all defined terms used herein, including the Recitals hereto, shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

SECTION 1.2.

(a) For good and valuable consideration, receipt of which is hereby acknowledged, effective as of the date hereof, the Original Seller and Servicer does hereby:

(i) assign all of its right, title and interest, and delegate all of its duties and obligations that are incurred or accrue on or after the date hereof, under the Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Indenture, the Transfer and Administration Agreement and the Asset Representation Review Agreement and each other Securitization Agreement to which it is a party, to New Seller and Servicer;

(ii) assign all of its right, title and interest in and to all Class B Notes, Class C Notes and Class D Notes issued and outstanding as of the date hereof to New Seller and Servicer;

(iii) assign all of its right, title and interest in and to the Subordinated Note (as defined in the Receivables Purchase Agreement) to New Seller and Servicer;

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(iv) transfer its membership interest in WFB Funding LLC (it being understood that WFB Funding LLC is and shall continue to be the sole owner of the Transferor Interest in the Master Trust and the beneficial interest in the Issuer) to New Seller and Servicer; and

(v) assign all of its right, title and interest in and to all other “Securitization Assets” (as defined in the Purchase Agreement), whether or not expressly referenced above to New Seller and Servicer.

(b) For good and valuable consideration, receipt of which is hereby acknowledged, effective as of the date hereof, the New Seller and Servicer accepts all such assigned right, title and interest, assumes all such duties and obligations and agrees that it shall be substituted for the Original Seller and Servicer under each of the Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Indenture, the Transfer and Administration Agreement and the Asset Representation Review Agreement and each other Securitization Agreement to which the Original Seller and Servicer is a party.

(c) Each of the Master Trust Trustee, the Indenture Trustee, the Transferor, the Issuer and Clayton hereby severally (i) acknowledges and consents to the assignment and delegation made above, (ii) acknowledges and agrees that as of the date hereof, the New Seller and Servicer has been substituted for the Original Seller and Servicer under each of the Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Indenture, the Transfer and Administration Agreement and the Asset Representation Review Agreement, as applicable, and (iii) releases the Original Seller and Servicer from all of its duties and obligations under such agreements.

SECTION 1.3.

(a) The New Seller and Servicer hereby acknowledges that the Original Seller and Servicer has transferred to the New Seller and Servicer any right, title and interest retained by the Original Seller and Servicer in and to the Receivables arising from time to time in the Accounts and Related Assets with respect thereto.

(b) The New Seller and Servicer hereby confirms, affirms and ratifies the transfer, assignment, set over and conveyance contained in the Receivables Purchase Agreement and, as RPA Seller under the Receivables Purchase Agreement, the New Seller and Servicer hereby sells, transfers, assigns, sets over and otherwise conveys to the Transferor, without recourse, all right, title and interest of the New Seller and Servicer in and to (i) the Receivables now existing and arising from time to time in the Accounts and Related Assets with respect thereto and (ii) all proceeds of such rights and such amounts, to secure the performance of all of the obligations of RPA Seller under the Receivables Purchase Agreement, the Pooling and Servicing Agreement and each other Securitization Agreement or Transaction Document (as defined in the Pooling and Servicing Agreement) to which it is a party.

(c) It is the intention of the parties hereto that the conveyances of the Receivables and the other Related Assets (including all proceeds thereof) by New Seller and Servicer, as RPA Seller, to Transferor, as Purchaser, as provided in Section 2.01 of the Receivables Purchase

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Agreement and this Section 1.3 be, and be construed as, absolute sales, without recourse except as explicitly provided therein and herein, of the Receivables and the other Related Assets by New Seller and Servicer, as RPA Seller, to Purchaser. Furthermore, it is not intended that such conveyance be deemed a pledge of the Receivables and the other Related Assets by New Seller and Servicer, as RPA Seller, to Purchaser to secure a debt or other obligation of New Seller and Servicer, as RPA Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in Section 2.01 of the Receivables Purchase Agreement and this Section 1.3, is determined to be a transfer for security, then this Agreement shall be deemed to be a security agreement and New Seller and Servicer, as RPA Seller, hereby grants to Purchaser a security interest in all right, title and interest of New Seller and Servicer, as RPA Seller, in and to the Receivables and the other Related Assets.

SECTION 1.4. The Transferor hereby acknowledges its acceptance of all right, title and interest in and to the property, now existing and hereafter created, conveyed to the Transferor pursuant to Section 1.3(b) of this Omnibus Assignment and Assumption Agreement and declares that it shall maintain such right, title and interest on the terms and conditions set forth herein. The Transferor also hereby acknowledges its acceptance of a security interest in all right, title and interest in and to the property, now existing and hereafter created, granted to the Transferor pursuant to Section 1.3(c) of this Omnibus Assignment and Assumption Agreement and declares that it shall maintain such right, title and interest upon the terms and conditions set forth herein.

ARTICLE II.

AMENDMENTS TO SECURITIZATION DOCUMENTS

SECTION 2.1. Amendments to Receivables Purchase Agreement. Each party to this Omnibus Assumption and Assignment Agreement that is also a party to the Receivables Purchase Agreement hereby agrees that the Receivables Purchase Agreement shall be amended as follows to give effect to the foregoing provisions hereof:

(a) Definitions. The preamble and Section 1.01 of the Receivables Purchase Agreement shall be amended as follows:

(i) The definitions of “Bank” and “RPA Seller” are hereby deleted in their entirety from the preamble and the following definitions are hereby added to Section 1.01:

“Bank” shall mean [●], a [●], as successor to World’s Foremost Bank, and its permitted successors and assigns.

“RPA Seller” shall mean, with respect to any action or determination occurring or related to the period (i) prior to the Bank Sale Closing Date, World’s Foremost Bank, a Nebraska state banking corporation, as seller, and (ii) on and after the Bank Sale Closing Date, [●], a [●], as successor to World’s Foremost Bank, as seller, and its permitted successors and assigns. Notwithstanding the foregoing, [●] shall be responsible for fulfilling all obligations of World’s Foremost Bank, as RPA Seller, arising or of which any Party becomes aware after the Bank Sale Closing Date, including all repurchase obligations under Article VI hereof, to the same extent as World’s Foremost Bank would have been responsible therefore had such Bank Sale Closing Date not occurred.

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(ii) A new definition of “Bank Sale Closing Date” is hereby added to Section 1.01:

“Bank Sale Closing Date” shall mean the date on which Bank acquired the Accounts and other assets related to the Transactions from World’s Foremost Bank.

(iii) Clause (d) of the definition of “Perfection Representations and Warranties” is hereby deleted in its entirety and replaced with the following:

Perfection. RPA Seller has caused or will have caused, within ten days of the Effective Date or the Bank Sale Closing Date, as applicable, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted by RPA Seller to Purchaser and the Trustee as its assignee under this Agreement in the Receivables arising in the Accounts designated to the Certificate Trust as of the Effective Date, and (if any additional filing is so necessary) within 10 days of the applicable Addition Date, in the case of such Receivables arising in Additional Accounts.

(b) Section 2.01 Sales and Contributions

(i) Section 2.01(c) is hereby amended by adding the words “or the Bank Sale Closing Date, as applicable” after the phrase “on or prior to the Effective Date” in clause (ii) thereof.

(ii) Section 2.01(d) is hereby deleted in its entirety and replaced with the following:

(d) RPA Seller further agrees, at its own expense, (i) in the case of Accounts designated prior to the Bank Sale Closing Date, on or prior to (A) the Effective Date, in the case of any Accounts designated to the Certificate Trust prior to such date (and not subsequently removed), (B) the applicable Addition Date, in the case of Additional Accounts and (C) the applicable Removal Date, in the case of Removed Accounts, to indicate in its appropriate computer files that Receivables created in connection with the Accounts (other than Removed Accounts) have been sold to Purchaser pursuant to this Agreement and transferred by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement for the benefit of the Holders by identifying such Accounts in the Pool Index File with the designation “S” (or, in the case of Removed Accounts, deleting such code), (ii) in the case of Accounts transferred on the Bank Sale Closing Date, to indicate in its appropriate computer files that Receivables created in connection with the Accounts so transferred have been sold to Purchaser pursuant to this Agreement and transferred by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement for the benefit of the Holders by

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identifying such Accounts in the Pool Index File with the designation “S,” (iii) in the case of Accounts designated on or after the Bank Sale Closing Date, on or prior to (A) the applicable Addition Date, in the case of Additional Accounts designated after the Bank Sale Closing Date, and (B) the applicable Removal Date, in the case of Removed Accounts designated after the Bank Sale Closing Date, to indicate in its appropriate computer files that Receivables created in connection with the Accounts (other than Removed Accounts) have been sold to Purchaser pursuant to this Agreement and transferred by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement for the benefit of the Holders by identifying such Accounts in the Pool Index File with the designation “S” (or, in the case of Removed Accounts, deleting such code), and (iv) on or prior to the Effective Date or the Bank Sale Closing Date, as applicable, to deliver to Purchaser and Trustee a computer file or microfiche list specifying for each such Account designated to the Certificate Trust prior to such date (and not subsequently removed), as of the most recent calendar month end, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account (the “Account Schedule”). The Account Schedule shall be supplemented from time to time to reflect Additional Accounts and Removed Accounts. Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, RPA Seller further agrees not to alter such code during the term of this Agreement unless and until (x) such Account becomes a Removed Account or (y) RPA Seller shall have delivered to Purchaser and Trustee at least thirty (30) days’ prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the respective interests of Purchaser and Trustee in the Receivables and other Related Assets to continue to be perfected with the priority required by this Agreement and the Pooling and Servicing Agreement, respectively.

(c) Section 4.01. Representations and Warranties of RPA Seller relating to RPA Seller.

(i) Section 4.01(a)(i) is hereby deleted in its entirety and replaced with the following:

Organization and Good Standing. RPA Seller is (A) prior to the Bank Sale Closing Date, a state banking corporation validly existing in good standing under the laws of the State of Nebraska, and (B) on or after the Bank Sale Closing Date, a [●] validly existing in good standing under the laws of [●], and in each case has full corporate power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and to execute, deliver and perform its obligations under the RPA Seller Documents.

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(ii) Section 4.01(a)(x) is hereby deleted in its entirety and replaced with the following:

(x) Location. RPA Seller’s place of operations is (A) prior to the Bank Sale Closing Date, Sidney, Nebraska and (B) on or after the Bank Sale Closing Date, [●], and there is no pending filing by RPA Seller to change its place of operations.

SECTION 2.2. Amendments to Pooling and Servicing Agreement. Each party to this Omnibus Assumption and Assignment Agreement that is also a party to the Pooling and Servicing Agreement hereby agrees that the Pooling and Servicing Agreement shall be amended as follows to give effect to the foregoing provisions hereof:

(a) Definitions.

(i) The definition of “Asset Representation Review Agreement” is hereby amended by adding at the end of such definition the words, “as amended, restated, supplemented or otherwise modified from time to time.”

(ii) A new definition of “Bank Sale Closing Date” is hereby added to Section 1.01:

“Bank Sale Closing Date” shall mean the date on which Bank acquired the Accounts and other assets related to the Transactions from World’s Foremost Bank.

(iii) The definition of “RPA Seller” is hereby deleted in its entirety and replaced with the following:

“RPA Seller” shall mean, with respect to any action or determination occurring or related to the period (i) prior to the Bank Sale Closing Date, World’s Foremost Bank, a Nebraska state banking corporation and (ii) on and after the Bank Sale Closing Date, [●], a [●], as successor to World’s Foremost Bank and its permitted successors and assigns, in each case in its capacity as RPA Seller under the Receivables Purchase Agreement.

(b) Section 3.03. The lead-in to Section 3.03 is hereby deleted in its entirety and replaced with the following:

World’s Foremost Bank, as initial Servicer, hereby makes, any permitted successor or assign of the Servicer shall make (with appropriate modifications), and any Successor Servicer by its appointment hereunder shall make (with appropriate modifications) the following representations, warranties and covenants on which the Trustee has relied in accepting the Receivables in trust and in authenticating the Certificates:

(c) The parties hereto agree that, effective on the Bank Purchase Closing Date, the appropriate modification of Section 3.03(a) shall reflect that Bank is a national association, duly organized and validly existing under the laws of the United States.

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SECTION 2.3. Amendments to Indenture. Each party to this Omnibus Assumption and Assignment Agreement that is also a party to the Indenture hereby agrees that the Indenture shall be amended as follows to give effect to the foregoing provision hereof:

(a) The definition of “Account Owner” is hereby amended by adding the words “or its permitted successors and assigns” at the end thereof.

SECTION 2.4. Amendments to Asset Representation Review Agreement. Each party to this Omnibus Assumption and Assignment Agreement that is also a party to the Asset Representation Review Agreement hereby agrees that the Asset Representation Review Agreement shall be amended as follows to give effect to the foregoing provision of this Omnibus Assignment and Assumption Agreement:

(a) The preamble is hereby amended by inserting the words “together with its successors and assigns,” at the beginning of the parenthetical that reads, “(the “Servicer”).”

SECTION 2.5. Omnibus Amendment to all Securitization Agreements. From and after the Bank Sale Closing Date, all notices shall be made as follows:

(a) If such notice was required to be given to World’s Foremost Bank, in any capacity, it shall be given to Capital One, National Association, at the following address: [●]

(b) If such notice was required to be given to WFB Funding, LLC, in any capacity, it shall be given to WFB Funding, LLC, at the following address: [●]

ARTICLE III.

MISCELLANEOUS

SECTION 3.1. The Original Seller and Servicer agrees to do or take, or cause to be done or taken, all such things and actions as any of the parties hereto may reasonably request in order to effect more fully the transfers contemplated by this Omnibus Assignment and Assumption Agreement.

SECTION 3.2. In connection herewith, each of the Original Seller and Servicer and the Transferor agrees to prepare for filing, and the New Seller and Servicer agrees to record and file, any financing statements (or if a financing statement is already on record, an assignment of such financing statement) and continuation statements with respect to such financing statements, when applicable, meeting the requirements of applicable state law, in such jurisdictions as are necessary to perfect and maintain perfection of the transfers and other assignments made hereunder.

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SECTION 3.3. This Omnibus Assignment and Assumption Agreement shall become effective upon receipt by each party hereto of the following, each of which shall be reasonably satisfactory to such party:

(a) Rating Agency Confirmation from each Rating Agency with respect this Omnibus Assignment and Assumption Agreement; and

(b) counterparts of this Omnibus Assignment and Assumption Agreement duly executed by the parties hereto.

SECTION 3.4. This Omnibus Assignment and Assumption Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

SECTION 3.5. This Omnibus Assignment and Assumption Agreement shall be construed in accordance with the internal laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Assignment and Assumption Agreement to be duly executed by their respective officers as of the date first set forth above.

[Add signature blocks]

[Signature page to Omnibus Assignment and Assumption Agreement]

SCHEDULES

to

SALE AND PURCHASE AGREEMENT

among

CABELA’S INCORPORATED,

WORLD’S FOREMOST BANK

and

CAPITAL ONE, NATIONAL ASSOCIATION

Dated as of October 3, 2016

These Schedules are being provided by Cabela’s Incorporated, a Delaware corporation (“Parent”), and World’s Foremost Bank, a Nebraska banking corporation (“Seller”) pursuant to the Sale and Purchase Agreement, dated as of October 3, 2016 (the “Agreement”), by and among Seller, Parent and Capital One, National Association (“Purchaser”). Unless the context requires otherwise, any capitalized term used but not defined herein shall have the respective meaning ascribed to such term in the Agreement. These Schedules and all disclosures herein are subject to the obligations, restrictions and other terms of Section 5.1(g) of the Agreement.

Schedule 3.2(a)(vi)

Securitization Closing Deliverables

(i) A notification from each Rating Agency that satisfies the Rating Agency Condition as defined in the Receivables Purchase Agreement with respect to the transactions contemplated by this Agreement, the Merger Agreement, the Securitization Transfer Agreement, the Securitization Assignment and Assumption, the transfer of the membership interest in WFB Funding and any amendments to the Securitization Documents for which the satisfaction of the Rating Agency Condition is required.

(ii) An opinion of counsel to Purchaser stating that the Securitization Transfer Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and that otherwise satisfies the requirement for the delivery of an opinion of counsel pursuant to Section 9.05 of the Receivables Purchase Agreement and Section 8.02 of the Pooling and Servicing Agreement.

(iii) A certificate duly executed by the president, treasurer or chief operating officer of Seller, certifying that (i) each of the Securitization Assignment and Assumption and the Securitization Transfer Agreement complies with Section 9.05 of the Receivables Purchase Agreement and all conditions precedent thereto and Section 8.02 of the Pooling and Servicing Agreement and all conditions precedent thereto and (ii) each amendment to the Securitization Documents in furtherance of the transactions contemplated by this Agreement, the Securitization Assignment and Assumption, and the Securitization Transfer Agreement complies with the related amendment provisions of such Securitization Document and all conditions precedent thereto.

(iv) An opinion of nationally recognized tax counsel to Seller, in a form that satisfies the requirements for the delivery of: (A) a “Tax Opinion” (as such term is defined in the Pooling and Servicing Agreement) pursuant to Section 9.05 of the Receivables Purchase Agreement, and (B) if required, solely with respect to the applicable Class A Notes, a “Tax Opinion” ( as such term is defined in the Second Amended and Restated Master Indenture), together with evidence satisfactory to Purchaser and its counsel that World’s Foremost Bank, as holder of the related Class B, Class C and Class D notes, has waived such opinion with respect to Class B, Class C and Class D notes.

(v) Evidence satisfactory to Purchaser and its counsel that WFB Funding Corp. has consented in writing to the assignment by the Seller to the Purchaser of the Seller’s membership interest in WFB Funding LLC.

(vi) Evidence satisfactory to Purchaser and its counsel that each series of variable funding notes issued by the Trust has been terminated and that such notes no longer remain outstanding; provided that Purchaser shall have provided the funds necessary for repayment of any such variable funding notes substantially contemporaneously with Closing (which for the avoidance of doubt, shall not affect the Purchase Price).

(vii) Evidence satisfactory to Purchaser that WFB Funding’s operating agreement has been amended and taken effect prior to Closing to render its independent member’s membership interests in WFB Funding non-economic.

Schedule 5.1(a)(v)

Securitization-Related Consents

Satisfaction of the Rating Agency Condition under the Securitization Documents

Schedule 6.1(c)

Required Consents

1.	OCC Bank Merger Act approval of the transactions contemplated by this Agreement.

2.	Notice to the FDIC that all deposit liabilities will be assumed by Purchaser.

3.	Notice to Nebraska Department of Banking & Finance of the transactions contemplated by the Agreement.